Exhibit (b)(1)

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.	CITIZENS BANK, N.A.
383 Madison Avenue	28 State Street
New York, NY 10179	Boston, Massachusetts 02109

Highly Confidential

August 12, 2021

Creation Technologies Inc.

One Beacon Street, 23rd Floor

Boston, MA 02108

Attention: Patrick Freytag

Project Iconic

$90 million ABL Facility

$455 million First Lien Initial Term Facility

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), and Citizens Bank, N.A. (“Citizens” and, together with JPMCB and each other person, if any, added as a “Commitment Party” after the date of this Commitment Letter, “we” or “us” and each, a “Commitment Party”) that Creation Technologies Inc., a Delaware corporation (“you” or “Creation”), intends, directly or indirectly, to acquire a business previously identified to us and code named “Iconic” (the “Target” and, together with its subsidiaries, the “Acquired Business”) and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the exhibits hereto. This commitment letter, together with the term sheet for the ABL Facility attached as Exhibit B hereto and the term sheet for the First Lien Initial Term Facility attached as Exhibit C hereto and the other attachments hereto and thereto, is referred to herein as this “Commitment Letter.” This Commitment Letter and the Fee Letter (as defined below in Section 5), together, are referred to herein as the “Commitment Papers.”

1.	Commitments.

In connection with the Transactions, each Commitment Party listed in the table below (together with each other person, if any, added as an “Initial Lender” after the date of this Commitment Letter in connection with your exercise of your Designation Rights, collectively, the “Initial Lenders” and each, an “Initial Lender”) commits to provide that percentage of each of the Facilities (including, for the avoidance of doubt, any Flex Increase) set forth opposite the name of such Commitment Party in the column titled “Commitment Percentage” in the table below:

Initial Lender	Commitment Percentage
JPMCB	70%
Citizens	30%

Total	100%

The Facilities will contain the terms set forth in the applicable Term Sheet (including the applicable Documentation Principles), and the commitments of each Initial Lender are subject only to the Financing Conditions (as defined below). The commitments of the Commitment Parties with respect to each Facility are on a several, and not joint and several, basis.

2.	Titles and Roles.

In connection with the Transactions, JPMCB (acting alone or through or with affiliates selected by it) will act with the following titles and have the following roles with respect to the Facilities: (i) sole administrative agent and collateral agent for the ABL Facility, (ii) sole administrative agent and collateral agent for the First Lien Term Facilities and (iii) “left” Lead Arranger (in such capacity, the “Lead Left Arranger”) and Bookrunning Manager for the ABL Facility and the First Lien Initial Term Facility. The Lead Left Arranger, together with (x) each other Commitment Party in respect of each Facility and (y) each person (if any) that becomes a “Lead Arranger” after the date of this Commitment Letter in connection with your exercise of your Designation Rights, are collectively referred to in the Commitment Papers as the “Lead Arrangers”. The Lead Left Arranger will appear on the top left of the cover page of all marketing materials for the ABL Facility and the First Lien Initial Term Facility and will hold the roles and have the responsibilities conventionally understood to be associated with such name placement with respect to such Facilities. Citizens will appear immediately to the right of the Lien Lead Left Arranger on the cover page of any marketing materials for each of the ABL Facility and the First Lien Initial Term Facility.

You will have the right (the “Designation Rights”), on one or more occasions on or prior to the date that is fifteen (15) business days after the date of your acceptance of this Commitment Letter, in your sole discretion, to appoint one or more entities (with affiliated entities being treated as a single entity) as an Initial Lender, additional agent, co-agent, lead arranger, arranger, bookrunner, manager or co-manager and to confer other titles in respect of any Facility on any such entity (any such agent, co-agent, lead arranger, arranger, bookrunner, manager, co-manager or holder of another title, an “Additional Committing Lender”) in addition to the Initial Commitment Parties, in a manner and with economics determined by you. If you appoint one or more Additional Committing Lenders:

(a)

unless otherwise agreed by you and the Commitment Parties then party to this Commitment Letter, each such Additional Committing Lender will assume a portion of the commitments of each of the Facilities on a pro rata basis;

(b)

the commitments of each Initial Lender in respect of the applicable Facilities immediately prior to such exercise of Designation Rights will be reduced on a pro rata basis by the commitments allocated to the Additional Committing Lender in respect of such Facilities; and

(c)

the economics allocated to each Initial Lender immediately prior to such exercise of Designation Rights in respect of the applicable Facilities will be reduced in proportion to the reduction in such Initial Lender’s commitments for such Facilities;

in each case, upon the execution by such Additional Committing Lender of joinder documentation or an amendment to the Commitment Papers reasonably acceptable to you that adds such Additional Committing Lender as a “Commitment Party” and an “Initial Lender” hereunder and thereunder.

Thereafter, each such Additional Committing Lender will constitute a “Commitment Party” and an “Initial Lender” under the Commitment Papers. In connection with your exercise of Designation Rights (i) fees in respect of each Facility will be allocated to each such Additional Committing Lender on a pro rata basis in respect of the commitments it is assuming, (ii) no Additional Committing Lender shall receive greater economics in respect of any Facility than any Commitment Party that is a party to this Commitment

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Letter as of the date of your acceptance hereof and (iii) in no event will the economics and commitments allocated to all such Additional Committing Lenders exceed 0% of the aggregate economics and commitments in respect of the Facilities (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such). We agree to promptly execute such documentation as you may reasonably request, including joinder agreements and amendments to the Commitment Papers in form and substance reasonably satisfactory to you and us, in connection with your execution of any Designation Rights.

Other than as provided above, no other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation to any of the foregoing or any Initial Lender (other than compensation expressly contemplated by the Commitment Papers) will be paid in order to obtain a commitment to participate in any Facility unless you and we agree (it being agreed that acquisition advisory fees, if any, shall be deemed not to be in connection with the Facilities or the commitments under this Commitment Letter).

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the execution of the Facilities Documentation, to syndicate all or a portion of the First Lien Initial Term Facility and the commitments with respect thereto (the “Syndicated Facilities”) to a group of banks, financial institutions and other institutional lenders that are identified by such Lead Arrangers and subject to your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (together with the Initial Lenders in respect of the First Lien Initial Term Facility, the “First Lien Term Lenders”). The Lead Arrangers will syndicate the Syndicated Facilities to those banks, financial institutions, other institutional lenders and other persons identified by you in writing prior to pricing that agree to join the syndicate (collectively, the “Relationship Lenders”). The Lead Arrangers will not syndicate or assign any portion of the Facilities to the following entities (collectively, the “Disqualified Lenders”):

(a)

those entities identified by or on behalf of you or Lindsay Goldberg & Co., LLC and/or its affiliates (together with any investment funds controlled or advised by the foregoing entities, the “Sponsor”) in writing, from time to time, to the Lead Arrangers (if prior to the Closing Date) or to the applicable Administrative Agent (as defined in Exhibit C) (if on or after the Closing Date) as competitors of the Acquired Business;

(b)

(i) any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital (other than a bona fide debt fund affiliate of any of the Commitment Parties) and (ii) those banks, financial institutions, other institutional lenders and other persons that are, in each case of clauses (i) and (ii), identified in writing, from time to time, by or on behalf of you or the Sponsor to the Lead Arrangers on or prior to the date of this Commitment Letter (or after such date and on or prior to the Closing Date with the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed)); and

(c)

any person that is (or becomes) an affiliate of the entities described in the preceding clauses (a) and (b) (other than (x) with respect to clause (a), any bona fide debt fund affiliates thereof (except to the extent separately identified under clause (a) or (b) above) and (y) with respect to clause (b)(i), any Commitment Party); provided that such person is either reasonably identifiable as an affiliate on the basis of its name or is identified in writing, from time to time, to the Lead Arrangers (if prior to the Closing Date) or to the applicable Administrative Agent (if on or after the Closing Date) by or on behalf of you or the Sponsor.

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No Disqualified Lender may become a lender under any Facility or have any commitment or right (including a participation right) with respect to any Facility; provided that, to the extent persons are identified as Disqualified Lenders in writing by you or on your behalf to us after the date of your acceptance of this Commitment Letter (or, if after the Closing Date, by you or on your behalf to the applicable Administrative Agent), the inclusion of such persons as Disqualified Lenders shall not retroactively apply to prior assignments or participations made in compliance with applicable assignment or participation provisions. Notwithstanding the Lead Arrangers’ right to syndicate the Syndicated Facilities and receive commitments with respect thereto, except in connection with your exercise of Designation Rights, (i) no Initial Lender will be relieved, released or novated from its obligations under the Commitment Papers in connection with any syndication, assignment or participation of a Facility, including its commitments and obligations to fund such Facility, until after the Initial Funding of such Facility has occurred, (ii) no assignment or novation will become effective (as between you and the Initial Lenders) with respect to all or any portion of the Initial Lenders’ commitments in respect of a Facility until the Initial Funding of such Facility has occurred and (iii) unless you otherwise expressly agree in writing, the Initial Lenders will retain exclusive control over all rights and obligations with respect to their commitments in respect of each Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Initial Funding under such Facility has occurred.

Each Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter and, as part of its syndication efforts, it is such Lead Arranger’s intent to have Lenders commit to the Syndicated Facilities prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a Successful Syndication (as defined in the Fee Letter) until the date that is the earlier of (a) 30 days after the Closing Date and (b) the date on which a Successful Syndication is achieved (such earlier date, the “Syndication Date”). Such assistance shall be limited to the following, upon reasonable request:

(i)

your using your commercially reasonable efforts to ensure that any syndication efforts benefit from your and the Sponsor’s existing lending and investment banking relationships and the existing lending and investment banking relationships of the Acquired Business;

(ii)

direct contact between your senior management (and your using your commercially reasonable efforts to arrange for direct contact with senior management of the Acquired Business) and the proposed Lenders at times and locations to be mutually agreed upon;

(iii)

your assistance (and your using your commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) for the Syndicated Facilities and other customary marketing materials to be used in connection with the syndication of such Facilities; provided that (A) the Confidential Information Memorandum and such marketing materials will be in a form consistent with confidential offering memoranda and marketing materials used in recent similar transactions of the Sponsor, (B) such assistance shall require delivery by you only of such information as is customarily delivered by a borrower in debt facilities such as the Syndicated Facilities and (C) such assistance shall not require delivery of any information customarily provided by a financing source in the preparation of such Confidential Information Memorandum;

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(iv)

your using your commercially reasonable efforts to procure with our assistance, prior to the launch of the general syndication of the Syndicated Facilities, a public corporate credit rating (but no specific rating) and a public corporate family rating (but no specific rating), as the case may be, for the Acquired Business and public ratings (but no specific rating) for the Syndicated Facilities from each of S&P Global Ratings and Moody’s Investors Service, Inc.; and

(v)

the hosting, with the Lead Arrangers, of one or more virtual meetings (or, if you and we shall agree, conference calls in lieu of any such meeting) of prospective Lenders (limited to one “bank meeting”, unless otherwise deemed reasonably necessary by the Lead Arrangers and with your consent) at times and subject to procedures to be mutually agreed upon between the Lead Arrangers and you, on such telephonic, video, internet or other electronic platform(s) to be mutually agreed upon.

Until the Syndication Date:

(A)

you agree to ensure that there will not be any competing issuances of your or Holdings’ debt securities for borrowed money or your or Holdings’ syndicated commercial bank or other syndicated credit facilities for borrowed money (and to use your commercially reasonable efforts to ensure that there will not be any such competing issues or facilities of the Acquired Business), in each case being offered, placed or arranged that would reasonably be expected to materially impair the primary syndication of the Syndicated Facilities prior to the Syndication Date (it being agreed that this clause (A) will not apply to (1) the ABL Facility or the First Lien Initial Term Facility, (2) any indebtedness owed to an Affiliate in an amount not exceeding $25,000,000 or (3) any indebtedness of the Acquired Business incurred or permitted to be incurred prior to the Merger Effective Time (as defined below), or permitted to remain outstanding on or after the Acquisition Date (as defined below), in each case, pursuant to the terms of the Acquisition Agreement (or in each case, any replacements, extensions or renewals thereof), (4) any extension of credit under that certain Credit and Guaranty Agreement, dated as of August 15, 2019, by and among you, Creation Intermediate Holdings, Inc., a Delaware corporation (“Holdings”), your subsidiaries party thereto as guarantors, the financial institutions party thereto as lenders, the other parties thereto and Ares Capital Corporation as administrative agent and as collateral agent (the “Existing Credit Agreement”), (5) any short-term working capital facilities and ordinary course intercompany, trade, customer finance-related, capital leases, purchase money and equipment financings or (6) other indebtedness that you and the Lead Arrangers reasonably agree may remain outstanding after the Closing Date, in each case, including replacement, extension and renewal of any such indebtedness that matures or will be terminated on or prior to the Closing Date); and

(B)

you agree to provide (and to use your commercially reasonable efforts to cause the Acquired Business to provide) to the Lead Arrangers all customary information reasonably available to you with respect to (i) you, (ii) the Acquired Business, (iii) your and its respective subsidiaries and (iv) the Transactions, including projections of the type customarily included in a “private side” bank book (such projections, together with financial estimates, forecasts and other forward-looking information, collectively, the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the Syndicated Facilities; provided that all such information will be in a form consistent with confidential offering memoranda and marketing materials used in recent transactions of the Sponsor.

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For the avoidance of doubt, you will not be required to provide (or to cause any person to provide) any trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, binding agreement, fiduciary duty, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Acquired Business or any of your or its respective affiliates (so long as such obligation was not entered into in contemplation of this provision in this Commitment Letter); provided that, in the event that you do not provide information in reliance on this clause, you shall provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld, and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further, that the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information.

Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Syndicated Facilities or as a condition to the commitments of the Initial Lenders hereunder or the Initial Funding of the Facilities shall be those required to be delivered pursuant to paragraph 4 of Exhibit D hereto, and neither the commencement nor the completion of any syndication of the Syndicated Facilities (including the Successful Syndication), nor the receipt of the ratings described above, nor compliance with the foregoing provisions of this Section 3, will constitute a condition to the commitments of the Initial Lenders hereunder or the Initial Funding of the Facilities. We acknowledge that (a) you and/or your affiliates are not restricted from incurring debt or liens as of the date hereof except as set forth herein, and as set forth in the Existing Credit Agreement and (b) the Acquired Business and/or its affiliates are not restricted from incurring debt or liens prior to the effective time of the Merger (the “Merger Effective Time”) in accordance with the Acquisition Agreement (and the date on which the Merger Effective Time occurs, the “Acquisition Date”), except as specifically set forth in the Acquisition Agreement, and that prior to the Acquisition Date, the Acquired Business is obligated to assist with respect to the Facilities, and any other financing for the Transactions, only to the extent set forth in the Acquisition Agreement and, in each case, the extent of such restrictions and assistance (as set forth in the Acquisition Agreement) is acceptable to us. Your obligations under the Commitment Papers to use “commercially reasonable efforts” (a) to take any action shall not require you or any of your affiliates to make any equity contribution or to incur any fee not specifically contemplated by the Commitment Papers and (b) to cause the Acquired Business or its management or affiliates to take (or to refrain from taking) any action that is subject to the terms of the Acquisition Agreement, and it will not require you, under any circumstances, to take any action that is not reasonable in light of the circumstances or that is in contravention of the terms of the Acquisition Agreement, or that would reasonably be expected to permit the Acquisition Agreement to be terminated or to commence litigation with respect to the Acquisition Agreement. Prior to the Acquisition Date, your obligations to cause the Acquired Business to take (or refrain from taking) any action shall be limited to your commercially reasonable efforts.

Except as set forth above, the Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Syndicated Facilities, including (a) decisions as to the selection of institutions to be approached, which will include Relationship Lenders, if any, and exclude Disqualified Lenders, (b) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), when they will be approached, (c) when their commitments will be accepted, (d) which institutions will participate (which will include Relationship Lenders, if any, and exclude Disqualified Lenders), (e) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), the allocation of the commitments among the Lenders and (f) the amount and distribution of fees among the Lenders.

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4.	Information.

You hereby represent (with respect to information provided by or concerning the Acquired Business or its operations or assets prior to the Acquisition Date, to your knowledge) that (a) all written factual information and written data (other than the Projections and information of a general economic or industry nature) (collectively, the “Information”) that have been or will be made available to the Commitment Parties by or on behalf of you or the Sponsor in connection with the Transactions, when taken as a whole, is correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you or the Sponsor in connection with the Transactions, when taken as a whole, have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Lead Arrangers; it being understood that (1) Projections are not to be viewed as facts, (2) Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Acquired Business or the Sponsor, (3) no assurance can be given that any particular Projections will be realized and (4) actual results may differ and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will, and will use your commercially reasonable efforts to cause the Acquired Business to, supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances (and such supplementation shall be deemed to cure any breach of this representation that may have occurred by virtue of inaccuracy of such information prior to such supplementation). In arranging and syndicating the Syndicated Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and the Lead Arrangers do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, the accuracy of the representations set forth above is not a condition precedent to the commitments hereunder or the funding of the Facilities on the Closing Date.

You acknowledge that (a) we may make available the Information and the Projections to a proposed syndicate of Lenders (other than Disqualified Lenders) by posting the Information or the Projections on SyndTrak or another similar electronic system (the “Platform”), in each case, subject to a market standard “click through” or similar confidentiality agreement, and (b) certain Lenders (each, a “Public Lender”) may not wish to receive information with respect to you, Holdings, the Acquired Business and your and their respective subsidiaries or your and their respective securities that is not publicly available or has not been made (or would not be expected to be made) available to investors in connection with a Rule 144A or public offering of the Borrower’s or the Target’s securities (“material non-public information”). At the request of the Lead Arrangers, you agree to use your commercially reasonable efforts to assist us in preparing an additional version of the Confidential Information Memorandum (the public-side version) to be used by Public Lenders, that will include no material non-public information with respect to you, Holdings, the Acquired Business or your or their respective subsidiaries or your and their respective securities for purposes of United States and Canadian federal, state or provincial, as applicable, securities laws. It is understood that in connection with the assistance described above, (i) to the extent reasonably requested by the Lead Arrangers, you agree to deliver (and to use your commercially reasonable efforts to cause the Acquired Business to deliver) a customary authorization letter to be included in each Confidential Information Memorandum (provided that the customary “10b-5” representation in such authorization letter will be consistent with the representations set forth in the preceding paragraph of this Commitment Letter (but without a knowledge qualifier as to you and your subsidiaries (but excluding the Acquired Business)))

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that authorizes the distribution of such Confidential Information Memorandum to prospective Lenders (other than Disqualified Lenders) and confirms that the public-side version does not include material non-public information with respect to you, Holdings, the Borrower, the Acquired Business, your or their respective subsidiaries or your or their respective securities for purposes of United States and Canadian federal, state or provincial, as applicable, securities laws; (ii) each Confidential Information Memorandum will exculpate you, Holdings, the Borrower, the Acquired Business, the Sponsor and us and your and our respective affiliates with respect to the content and the use of such Confidential Information Memorandum or any related marketing material by the recipients thereof; (iii) the public-side version of the Confidential Information Memorandum and information provided to Public Lenders may include the following information, except to the extent you notify us to the contrary (prior to their distribution) and provided that you and your counsel have been given a reasonable opportunity to review such public-side version prior to their distribution and comply with U.S. Securities and Exchange Commission and its equivalents in applicable Canadian jurisdictions: (A) drafts and final Facilities Documentation with respect to the Syndicated Facilities, related definitive documentation (if any) and customary marketing term sheets that have been approved by you (such approval not to be unreasonably withheld or delayed), (B) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as lender meeting invitations, allocations and funding and closing memoranda) and (C) notification of changes in the terms of the Syndicated Facilities; (iv) at our request, you agree to use your commercially reasonable efforts to identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (v) we will be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable for posting only on the portion of the Platform not available to or accessible by Public Lenders.

5.	Fees.

As consideration for the commitments of each Initial Lender and each Lead Arranger’s and other agents’ agreements to perform the services described herein, you agree to pay the fees set forth in each fee letter dated the date hereof between you and us in connection with the Facilities (the “Fee Letter”). Once paid, such fees will not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or otherwise agreed in writing by the parties thereto.

6.	Conditions Precedent.

The commitments of each Initial Lender with respect to the Facilities and each Lead Arranger’s and each agent’s agreements to perform the services described herein are subject to the satisfaction (or waiver by the Lead Arrangers) of only the conditions precedent explicitly set forth on the exhibit to this Commitment Letter labeled “Conditions Annex” (such conditions, the “Financing Conditions,” and such exhibit, the “Conditions Annex”).

Notwithstanding anything in the Commitment Papers, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the following provisions (the “Certain Funds Provisions”) will apply:

(a) the only representations and warranties that will be made on the Closing Date and the making and accuracy of which will be a condition to the Initial Funding of the Facilities on the Closing Date will be the Acquisition Agreement Representations and the Specified Representations; provided that a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of a Financing Condition or a default under the Facilities Documentation unless such failure results (or resulted) in a failure of a condition precedent to your obligation to consummate the Tender Offer or such failure gives (or gave) you or your applicable affiliate the right (in each case, taking into account any notice and cure provisions)

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to terminate your obligations or to decline to consummate the Tender Offer, in each case, pursuant to the terms of the Tender Offer and the Acquisition Agreement; provided further, that (without limiting the foregoing) (i) prior to the Merger Effective on the Acquisition Date, the representations and warranties made on the Closing Date in respect of the Target Loan Parties and their subsidiaries shall be (A) limited to the Specified Representations (excluding therefrom any representation or warranty as to (I) their organizational power and authority, (II) their due authorization, execution and delivery of, and enforceability (against them) of, the applicable Facilities Documentation, (III) no conflicts of Facilities Documentation with their charter documents and (IV) creation and perfection of security interests in the Collateral (subject to permitted liens and the Certain Funds Provisions)) and (B) made solely to the best of your knowledge, (ii) other than as set forth in the immediately preceding clause (i), the representations and warranties in the Facilities Documentation shall not apply to the Target Loan Parties and their subsidiaries until the Acquisition Date occurs and (iii) on the Acquisition Date, the Target Loan Parties and their subsidiaries shall make the Specified Representations with respect to themselves (but no other Loan Parties, and no other subsidiaries will be required to make any representations or warranties in connection with the occurrence of the Acquisition Date);

(b) the terms of the Facilities Documentation and the Closing Deliverables will be subject to the Documentation Principles, will contain no conditions to the Initial Funding of the Facilities other than the Financing Conditions, and in any event will be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Financing Conditions are satisfied (or waived by the Lead Arrangers); it being understood that (i) the attachment and perfection of any lien on Collateral (other than Collateral consisting of personal property wherein a lien can be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or the PPSA (as defined in Exhibit C) in the appropriate jurisdiction) securing the Facilities is not a condition precedent to the Initial Funding of any Facility, will not affect the size of any Facility and will not result in a default under any Facility and (ii) other than as set forth in the immediately preceding clause (i), if any lien on Collateral securing the Facilities does not attach or become perfected on the Closing Date after your use of commercially reasonable efforts to do so, such attachment or such perfection will not constitute a condition precedent to the Initial Funding of any Facility, will not affect the size of any Facility and will not result in a default under any Facility, but will be required within 90 days (or in the case of certificated equity interests and associated stock powers, within 10 business days (or such longer period as may be agreed by the Administrative Agent)) after the Acquisition Date (subject (x) in the case of Current Asset Collateral, to extensions agreed to by the ABL Administrative Agent (as defined in Exhibit B) in its reasonable discretion, which shall automatically apply to the First Lien Initial Term Facility as well, and (y) in the case of Fixed Asset Collateral, to extensions agreed to by the First Lien Administrative Agent (as defined in Exhibit C) in its reasonable discretion, which shall automatically apply to the ABL Facility as well); provided that the foregoing will not limit the conditions precedent set forth in paragraph 5 of the Conditions Annex requiring the authorization of “all asset” UCC and PPSA filings and delivery of certain equity securities constituting Collateral, in each case, with customary stock powers executed in blank (subject to clause (e) below); provided further, that no liens on any property or assets of any Target Loan Party (as defined below) that are to constitute Collateral (including equity interests issued by any Target Loan Party that are to constitute Collateral) shall (or shall be required to) attach, be granted or pledged, or shall otherwise be subject to a lien in favor of any Administrative Agent, Collateral Agent or any Lender, in each case, prior to the Merger Effective Time on the Acquisition Date;

(c) there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of the Commitment Papers or the Facilities Documentation) other than the Financing Conditions, and upon satisfaction (or waiver by the Lead Arrangers) of the Financing Conditions, each Administrative Agent, each Initial Lender and each other party thereto will execute and deliver the Facilities Documentation to which it is a party and the Initial Funding under the Facilities will occur;

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(d) for purposes of (i) the representations and warranties, the affirmative and negative covenants and the events of default set forth in the Facilities Documentation, the Target Loan Parties and their subsidiaries shall be deemed not to be direct or indirect “subsidiaries” of the Borrower prior to the Merger Effective Time on the Acquisition Date, and (ii) the calculation of Consolidated Net Income, Consolidated Adjusted EBITDA, any financial ratio set forth in the Facilities Documentation (including the application of net proceeds from the Facilities to consummate the Merger, the Acquired Business Refinancing and Transaction Costs), the acquisition of the Target Loan Parties and their subsidiaries on the Acquisition Date shall be given pro forma effect at all times from and including the Closing Date to and including the Merger Effective Time;

(e) with respect to the Target and its subsidiaries required to be a party to the Facilities Documentation pursuant to the terms thereof (the “Target Loan Parties”), we acknowledge and agree that such Target Loan Parties will become party to the Facilities Documentation upon the Merger Effective Time on the Acquisition Date, and the execution and delivery by the Target Loan Parties of the Facilities Documentation to which they are required to be a party on the Acquisition Date is not a Financing Condition, it being agreed that such execution and delivery shall be accomplished under escrow arrangements pursuant to which the Target Loan Parties’ signature pages are provided to the applicable Administrative Agent before (or coincident with) the Merger Effective Time, and such signature pages (and the Facilities Documentation and related deliverables to which the Target Loan Parties are parties) are automatically released from escrow to such Administrative Agent concurrently with the Merger Effective Time and the adoption of related authorizing consents and resolutions. The Target Loan Parties’ signature pages may be executed by individuals that will be officers, directors, managers, members and/or partners of the Target Loan Parties (or of one or more controlling parent or general partner entities of such Target Loan Parties) upon consummation of the Merger, whether or not such individuals are officers, directors, managers, members and/or partners of any such Target Loan Parties (or any such controlling parent or general partner entities) prior to the consummation of the Merger, so long as such individuals are authorized in such capacity at the time such signature pages are released; and

(f) the negative covenants set forth in the Facilities Documentation (i) shall not apply to “margin stock” under Regulation U (including (A) the shares of Target acquired, directly or indirectly, by Borrower in the Tender Offer and (B) the shares of Target after giving effect to the consummation of the Merger, in each case, to the extent such shares constitute “margin stock” under Regulation U) and (ii) shall not otherwise restrict the ability of the Borrower and its Subsidiaries to pledge or otherwise dispose of “margin stock” under Regulation U (including (A) the shares of Target acquired in the Tender Offer and (B) the shares of Target after giving effect to the consummation of the Merger, in each case, to the extent such shares constitute “margin stock” under Regulation U) (nor shall any such action pursuant to this clause (ii) result in any Default or Event of Default under the Facilities Documentation).

“Acquisition Agreement Representations” means such of the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties is material to the interests of the Lenders (in their capacities as such).

“Specified Representations” means the representations and warranties of Holdings, the Borrower and the subsidiaries of the Borrower immediately prior to consummation of the Tender Offer that are required by the Facilities Documentation to be Guarantors on the Closing Date (Holdings, the Borrower and such subsidiaries, collectively, the “Pre-Closing Loan Parties”) set forth in the Facilities Documentation relating to their organizational existence; their organizational power and authority (only as to execution,

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delivery and performance of the applicable Facilities Documentation and the extensions of credit thereunder); their due authorization, execution and delivery of, and enforceability (against them) of, the applicable Facilities Documentation; solvency on a consolidated basis as of the Closing Date after giving effect to the Transactions (consistent with the solvency certificate attached to this Commitment Letter); no conflicts of Facilities Documentation with their charter documents (as will be in effect upon consummation of, or immediately after consummation of, the Merger and the adoption of any related resolutions); compliance with Federal Reserve margin regulations; the Investment Company Act; the Patriot Act; use of proceeds of the applicable Facility not violating OFAC, FCPA and applicable sanctions and anti-corruption laws, or Canadian laws relating to sanctions, anti-corruption, terrorism and terrorism financing and Canadian anti-money laundering legislation (including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and Part II.1 of the Criminal Code (Canada)); and creation and perfection of security interests in the Collateral (subject to permitted liens and the Certain Funds Provisions).

7.	Indemnification; Limitation of Liability; Expenses.

You agree to indemnify and hold harmless each Commitment Party and its affiliates and controlling persons and the respective officers, directors, employees, partners, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with the Commitment Papers, the Transactions or the Facilities, or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto and whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person, promptly after receipt of a written request, for any reasonable and documented in reasonable detail out-of-pocket legal expenses (limited to one U.S. counsel and one Canadian counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each other relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of any actual or perceived conflict of interest between Indemnified Persons, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole) or other reasonable and documented in reasonable detail out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (a) resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Persons (as defined below) of such Indemnified Person, (b) arising from a material breach of the obligations of such Indemnified Person or any Related Indemnified Persons of such Indemnified Person under the Commitment Papers or the Facilities Documentation, including the failure to fund the Facilities upon satisfaction of the Financing Conditions (in the case of clauses (a) and (b), as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (c) arising from any dispute among Indemnified Persons or any Related Indemnified Persons of the foregoing other than any Actions against any Commitment Party in its collective capacities or in fulfilling its role as an Initial Lender, Lead Arranger, Administrative Agent or other agent role under any Facility and other than any claims arising out of any act or omission on the part of you or any of your affiliates. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid under the indemnification provisions of this Commitment Letter to such Indemnified Person and its Related Indemnified Persons for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Person and its Related Indemnified Persons are not entitled to payment of such amounts in accordance with the terms hereof as finally determined by a final, non-appealable judgment of a court of competent jurisdiction, and, to the extent not a party hereto,

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such Indemnified Person or Related Person, as applicable, will be deemed to have agreed to this provision as a condition to the indemnity provided herein. You will not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed (it being understood that consent withheld for failure of any of the conditions in the immediately succeeding sentence to be true is reasonable)), but, if settled with your written consent or if there is a final judgment in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the indemnification provisions of this Commitment Letter. You will not, without the prior written consent of an Indemnified Person, effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to the Commitment Party to which such Indemnified Person is related from all liability on claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

Notwithstanding any other provision of this Commitment Letter, except to the extent resulting from the willful misconduct, bad faith or gross negligence of (or material breach of the Commitment Papers by) such Indemnified Person or any Related Indemnified Persons of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable judgment), no Indemnified Person will be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems and neither any Indemnified Person, nor you, the Sponsor or the Acquired Business (or any of their respective directors, officers, employees, controlling persons, controlled affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Commitment Papers, the Facilities, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities or other transactions related to the Facilities; provided that this sentence shall not limit your indemnification or reimbursement obligations set forth herein to the extent such special, indirect, punitive or consequential damages are included in any third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Notwithstanding anything in the Commitment Papers, you will have no obligation to indemnify any Indemnified Person for income taxes, franchise taxes or branch profits tax incurred by such person in connection with the fees or other compensation such person received in connection with the Commitment Papers, in each case, as a result of any present or former connection between such Indemnified Person and the relevant taxing jurisdiction (other than a connection arising solely as a result of this Commitment Letter or the Fee Letter and/or any of the transactions contemplated hereunder).

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, partners, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter and/or the negotiation or syndication of the Facilities.

You agree to reimburse each Commitment Party for its reasonable and documented out-of-pocket expenses (including expenses of each Commitment Party’s due diligence investigation, field exams, insurance review and inventory audit appraisals, syndication expenses, travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of the single U.S. counsel to the Commitment Parties and the single Canadian counsel to the Commitment Parties, in each case, identified

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in the Term Sheets and, if reasonably necessary, of a single local counsel to the Commitment Parties in each other relevant material jurisdiction, which may be a single local counsel acting in multiple material jurisdictions, and solely in the case of any actual or perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole), in each case, incurred solely in connection with due diligence and the preparation, negotiation, execution and delivery of the Commitment Papers and the Facilities Documentation and any related definitive documentation and security arrangements (collectively, the “Expenses”); provided that except with respect to field exams, insurance review and inventory audit appraisals (which shall be reimbursed by you in an amount not exceeding $50,000 if the Closing Date does not occur by the time this Commitment Letter expires or is terminated), you will not be required to reimburse the Commitment Parties for any Expenses in the event the Closing Date does not occur. You acknowledge that we may receive a benefit, including a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including fees paid pursuant hereto.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities; Binding Obligations.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including investment banking and financial advisory services, securities trading, commodities trading, hedging, financing and brokerage activities, and financial planning and benefits counseling) to other companies in respect of which you or the Acquired Business may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to such other companies. You also acknowledge that we do not have any obligation to use, in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from such other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not, directly or indirectly, give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that such Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Acquired Business, and such affiliates will be entitled to the benefits afforded to, and subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter.

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You further acknowledge that each Commitment Party and its affiliates may be a full service securities firm engaged in securities trading, commodities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Sponsor and the Acquired Business and other companies with which you, the Sponsor or the Acquired Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You will consult with your own advisors concerning such matters and will be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.

We represent and warrant that the Commitment Papers constitute our legally valid and binding obligation to provide services and perform our other obligations set forth herein and to fund the Facilities upon satisfaction or waiver of the Financing Conditions (including an obligation to negotiate the definitive documentation for the Facilities Documentation in good faith in a manner consistent with the Commitment Papers), in each case, enforceable at law and in equity in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)). You represent and warrant that the Commitment Papers constitute your legally valid and binding obligation, enforceable at law and in equity against you in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)); provided that nothing contained in the Commitment Papers obligates you or any of your affiliates to consummate any Transaction or to draw upon all or any portion of the Facilities. No party hereto will take any position that is inconsistent with the foregoing representations and warranties.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder are not assignable (except assignments (i) by you to an affiliate that is a newly formed U.S. or Canadian “shell” company controlled by the Sponsor that consummates or intends to consummate the Acquisition and any other assignment that occurs as a matter of law in connection with the Acquisition and (ii) by us in accordance with Section 2 upon your exercise of Designation Rights) without the prior written consent of each other party hereto, and any attempted assignment without such consent will be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by each Commitment Party hereunder may be performed by or through any of its affiliates or branches, and such affiliates and branches will be entitled to the benefits afforded to, and will be subject to the obligations

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of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter. Except as otherwise set forth herein, this Commitment Letter may not be amended or any provision hereof waived or modified except in a writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including in “.pdf” format) will be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the electronic platform DocuSign, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or the Personal Information Protection and Electronic Documents Act (Canada). Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and will not affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The Commitment Papers supersede all prior understandings, whether written or oral, among you and us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and whether or not an “Company Material Adverse Effect” has occurred with respect to the Acquired Business, including for purposes of the Financing Conditions, (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a Financing Condition and (c) the determination of whether the Tender Offer, Merger or Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

10.	WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THE TRANSACTIONS, THE COMMITMENT PAPERS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court with jurisdiction over any such court, in any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers or the Transactions, or for recognition or enforcement of any judgment, and agrees

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that all claims in respect of any such suit, action, proceeding, claim or counterclaim will be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers or the Transactions in any court in which such venue may be laid in accordance with the preceding clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court and (d) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above will be effective service of process against such party for any suit, action, proceeding, claim or counterclaim brought in any such court. Nothing in the Commitment Papers or the Transactions shall affect any right that we or any of our affiliates may otherwise have to bring any claim, action or proceeding relating to the Commitment Papers or the Transactions and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of you or any of your subsidiaries or enforce any judgment arising out of such claim, action or proceeding.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Commitment Papers or their terms or substance may be disclosed by you to any other person or entity except (a) to the Sponsor and its affiliates and associated funds (together with the Sponsor, collectively, “Institutional Investors”), members of management of you and other equity investors (together with the Institutional Investors, collectively, the “Investors”) or any potential Investor and to your and their respective officers, directors, employees, affiliates, controlling persons, members, partners, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis, (b) if each Commitment Party consents in writing to such proposed disclosure, (c) that the Term Sheets and the existence of this Commitment Letter (but not the Commitment Letter itself or any other contents of the Commitment Papers) may be disclosed to any rating agency in connection with the Transactions, (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so) or (e) in connection with the exercise of your Designation Rights (including to prospective and actual Additional Committing Lenders), on a confidential basis; provided that you may disclose (i) the Commitment Letter and the contents hereof to the Acquired Business and its officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis (but not the Fee Letter and the contents thereof unless redacted in a form acceptable to the Commitment Parties in their reasonable discretion), (ii) the aggregate amount of the fees (including upfront fees and OID) payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the Facilities or other marketing efforts for financing for the Transactions, (iii) on a confidential basis, the Fee Letter and the contents thereof to your auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs, (iv) the Commitment Papers in connection with the enforcement of your rights or remedies hereunder or under the Fee Letter, (v) the Term Sheets and the existence of this Commitment Letter (but not the Fee Letter or the contents thereof or hereof) in any syndication of the Facilities, (vi) this Commitment Letter and its contents (but not the Fee Letter or its contents) to the extent that such disclosure is required by law and (vii) this Commitment Letter and its contents (but not the Fee Letter or its contents) to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder.

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Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you and the contents of the Commitment Papers solely for the purpose of providing the services that are the subject of this Commitment Letter and will treat confidentially all such information and the Commitment Papers (including any market “flex” provisions); provided that the foregoing sentence will not prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (b) upon the request or demand of any governmental, regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so prior to such disclosure, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of any confidentiality obligations hereunder, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, Holdings, the Target, any of Target’s subsidiaries or the Sponsor, (e) to the extent that such information is independently developed by such Commitment Party without reliance on such information, (f) to such Commitment Party and its affiliates and its and their respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and are instructed to keep such information confidential, (g) except with respect to the Fee Letter and the contents thereof, to bona fide prospective Lenders, participants or assignees or any bona fide potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) which agreement will be made pursuant to customary syndication practices, (h) to rating agencies, (i) for purposes of establishing a “due diligence” defense or (j) in connection with the enforcement of our rights hereunder or under the Fee Letter; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants will be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which will in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure will be made to any person that was a Disqualified Lender on the date of such disclosure.

After the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) after consultation with the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Facilities). In addition, the Commitment Parties may disclose the existence of the Facilities and the information about the Facilities to market data collectors, similar service providers to the lending industry, and service providers to such Commitment Party in connection with the administration and management of the Facilities.

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The obligations under this Section 12 with respect to this Commitment Letter, but not the Fee Letter, will automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation (to the extent set forth therein) upon the execution and delivery of the Facilities Documentation and in any event will terminate on the first anniversary of the date of this Commitment Letter.

13	Surviving Provisions.

The compensation (if applicable), syndication (if applicable), information (if applicable), indemnification, expense (if applicable), payment of fees (if applicable), confidentiality, jurisdiction, venue, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained in the Commitment Papers will remain in full force and effect regardless of whether definitive financing documentation is executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ and other agents’ several agreements to provide the services described herein; provided that your obligations under the Commitment Papers, other than those relating to compensation, syndication of the Facilities, information and confidentiality, will automatically terminate and be superseded by the Facilities Documentation (with respect to indemnification, to the extent covered thereby) upon consummation of the Transactions and the payment of all amounts owing at such time under the Commitment Papers.

14.	Patriot Act and Beneficial Ownership Regulation Notifications.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Initial Commitment Parties (or their respective designees) counterparts hereof and of the Fee Letter executed by you not later than 11:59 p.m., New York City time, on the fifth business day following the date of this Commitment Letter. Each Commitment Party’s commitments hereunder and agreements contained herein will expire at such time in the event that the Initial Commitment Parties (or their respective designees) have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Financing Conditions are not satisfied or waived on or prior to the date that is five business days after the “Outside Date” (as defined in the Acquisition Agreement as in effect on the date hereof), as such date may be extended in accordance with the terms of the Acquisition Agreement,1 or, if earlier, (a) the date on which

[1]	NTD: Subject to Sellers’ requirements, expected not to exceed 120 days after the date of the Acquisition Agreement.

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Project Iconic – Commitment Letter

you notify us in writing that the Acquisition Agreement has terminated in accordance with its terms and/or (b) the date of the consummation of the Tender Offer (but not, for the avoidance of doubt, prior to the consummation thereof) with or without the effectiveness of the Facilities Documentation or the Initial Funding of the Facilities, then this Commitment Letter and the commitments and undertakings of each Commitment Party hereunder will automatically terminate, unless such Commitment Party, in its discretion, agrees to an extension. The termination of any commitment pursuant to this paragraph will not prejudice your or our rights and remedies in respect of any breach or repudiation of the Commitment Papers.

[Signature Pages Follow]

19

Project Iconic – Commitment Letter

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Bonnie J. David

Name:	Bonnie J. David
Title:	Authorized Officer

[Signature Page to Project Iconic Commitment Letter]

CITIZENS BANK, N.A.

By:	/s/ Andy Zayas

Name:	Andy Zayas
Title:	Managing Director

[Signature Page to Project Iconic Commitment Letter]

Accepted and agreed to as of the date first written above:

CREATION TECHNOLOGIES INC.

By:	/s/ Patrick Freytag
Name:	Patrick Freytag
Title	Chief Financial Officer

[Signature Page to Project Iconic Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Iconic

$90 million ABL Facility

$455 million First Lien Initial Term Facility

Transaction Description2

It is intended that:

(a) Holdings will, directly or indirectly, acquire (the “Acquisition”) the Acquired Business pursuant to that certain Agreement and Plan of Merger dated on or about the date of this Commitment Letter by and among Creation Technologies International Inc., a Delaware corporation and a direct wholly-owned subsidiary of you (“CTI”), a newly-formed Delaware corporation and wholly-owned subsidiary of CTI (“Merger Sub”), Target and Creation (including all schedules, annexes and exhibits thereto, and as amended or modified from time to time in a manner that would not result in a failure of the condition precedent set forth in paragraph 1 of the Conditions Annex, the “Acquisition Agreement”). The Acquisition is structured as a “two-step” merger in which (i) Merger Sub will commence a public tender offer to acquire any and all shares of Target on the terms and conditions described in the Acquisition Agreement (including the “Conditions to the Offer” attached as Annex I thereto (referred to herein as the “Conditions to the Offer”)) (the “Tender Offer”) and (ii) promptly following the closing of the Tender Offer (and in any event within two Business Days (as defined in the Acquisition Agreement) of the satisfaction of the Conditions to the Offer), Merger Sub will merge with and into Target, with Target surviving such merger as a wholly-owned direct subsidiary of CTI (the “Merger”). References herein to the Acquisition shall be deemed to include both the Tender Offer and the Merger.

(b) The Borrower will:

•

obtain $90 million (or such lower amount as the Borrower may request) in commitments under a first lien senior secured asset-based revolving credit facility having terms set forth in Exhibit B to this Commitment Letter; and

•

obtain $455 million (or such lower amount as the Borrower may request and as such amount may be increased, at the Borrower’s election, pursuant to a Flex Increase (as defined in the Fee Letter)) in aggregate principal amount of first lien senior secured term loans having terms set forth in Exhibit C to this Commitment Letter;

(c) The proceeds of the initial borrowings under the Facilities on the Closing Date, and cash on hand at the Borrower and its subsidiaries, will be applied on the Closing Date to:

(i) pay the aggregate consideration in respect of the Tender Offer pursuant to the terms of the Acquisition Agreement and the Tender Offer;

[2]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

Project Iconic – Exhibit A

(ii) finance the repayment of indebtedness owing under the Existing Credit Agreement (including (A) termination of commitments thereunder and release of all guarantees, liens and security interests related thereto, and (B) backstopping or replacing outstanding letters of credit and similar obligations) (the “Borrower Refinancing”);

(iii) repay that certain Promissory Note, to be dated as of a date after the date hereof (the “Promissory Note”), by and between the Borrower, as borrower thereunder, and LG Creation Holdings LP, a Delaware limited partnership, as holder thereunder (such repayment, the “Promissory Note Repayment”); and

(iv) pay certain fees, costs and expenses related to the Transactions (such fees, costs and expenses, the “Initial Transaction Costs”); and

(d) The proceeds of the initial borrowings under the Facilities on the Closing Date, and cash on hand at the Borrower, its Subsidiaries and the Acquired Business, will be applied on the Acquisition Date to:

(i) pay the aggregate consideration in respect of the Merger pursuant to the terms of the Acquisition Agreement;

(ii) finance the repayment of indebtedness owing under the third-party debt of the Acquired Business (including (A) termination of commitments thereunder and release of all guarantees, liens and security interests related thereto, and (B) backstopping or replacing outstanding letters of credit and similar obligations) with respect to which the Acquisition Agreement requires the delivery of a payoff letter (the “Acquired Business Refinancing” and, together with the Borrower Refinancing and the Promissory Note Repayment, the “Refinancing”); and

(iv) pay certain additional fees, costs and expenses related to the Transactions (such fees, costs and expenses, together with the Initial Transaction Costs, the “Transaction Costs”);

provided, however, that any remainder of the proceeds of the initial borrowings may be used for general corporate purposes.

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” The term sheets with respect to each Facility attached as Exhibit B and Exhibit C to this Commitment Letter are collectively referred to herein as the “Term Sheets.” The Term Sheets (together with any “market flex” provisions in the Fee Letter) contain all material terms related to the Facilities. Each party acknowledges that (a) such terms are the result of extensive negotiations among the parties hereto and are an integral part of the Transactions and (b) the Transactions represent a unique opportunity for Creation and the Sponsor. For purposes of the Commitment Papers (i) “Closing Date” means the date of the Initial Funding under the Facilities (which is intended to occur on the same date that the Tender Offer is consummated (which may be prior to the Acquisition Date)), (ii) “Initial Funding” means the funding of the loans under the First Lien Initial Term Facility and, in the case of the ABL Facility, the initial availability of the commitments with respect thereto, under the applicable Facilities Documentation (disregarding restrictions, if any, on borrowing ABL Loans on the Closing Date) and (iii) “Facilities” means, collectively, the ABL Facility and the First Lien Initial Term Facility. All references to “dollars” and “$” are to the lawful currency of the United States of America, and all references to “Canadian Dollars” are to the lawful currency of Canada. Any reference in this Commitment Letter to a “lower amount” of any Facility that the Borrower may request shall only be given effect upon delivery

Project Iconic – Exhibit A

by you to the Lead Arrangers of an officer’s certificate in which you confirm your request to reduce the amount of the applicable Facility to the amount specified in such certificate. As used in the Commitment Papers, the terms “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”.

Project Iconic – Exhibit A

CONFIDENTIAL	EXHIBIT B

Project Iconic

$90 million ABL Facility

Term Sheet3

Borrower:	Creation Technologies Inc. and Creation Technologies International Inc., each a Delaware corporation as co-borrowers (collectively the “Borrower”).

Holdings:	Creation Intermediate Holdings, Inc., a Delaware corporation, of which Creation Technologies Inc. is a direct, wholly-owned subsidiary (“Holdings”).

Lead Arrangers:	JPMCB and Citizens, together with such other arrangers, if any, that may become party to the Commitment Letter to which this Term Sheet is attached, including upon appointment by the Borrower pursuant to an exercise of Designation Rights (collectively, in such capacity, the “Lead Arrangers”).

Administrative Agent and Collateral Agent:	JPMCB will act as the sole administrative agent and sole collateral agent (in such capacities, the “ABL Administrative Agent”) for the lenders and issuing banks under the ABL Facility described in this Term Sheet.

Transactions:	As described in Exhibit A attached to the Commitment Letter.

Lenders:	JPMCB and Citizens, or their respective affiliate(s) (collectively, the “ABL Lenders”).

ABL Facility:	A senior secured asset-based credit facility in an aggregate principal amount equal to $90 million (the “ABL Facility” and the loans thereunder the “ABL Loans”). Amounts under the ABL Facility will be available in U.S. dollars, Canadian Dollars, euros, pounds sterling and Alternate Currencies. “Alternate Currencies” means currencies (other than Dollars, Canadian Dollars euros and pounds sterling) from time to time agreed by the Borrower, the ABL Administrative Agent and the ABL Lenders providing such loans.

Letters of Credit:	A letter of credit sub-facility in an amount equal to $15 million (or such higher amount as the Borrower and the ABL Lenders may agree) of the ABL Facility will be available to the Borrower in the form of letters of credit. Letters of credit will be issued by each of the ABL Lenders (pro rata based on their respective commitments thereunder) (in such capacity, the “Issuing Banks”). Each letter of

[3]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

Project Iconic – Exhibit B

credit will be denominated in U.S. dollars, Canadian Dollars, euros, pounds sterling or an Alternate Currency and, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, will expire not later than the earlier of (a) twelve months after its date of issuance and (b) the fifth business day prior to the final maturity of the ABL Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to twelve months on customary terms (which in no event will extend beyond the date referred to in clause (b) above). Drawings under any letter of credit will be reimbursed by the Borrower either (a) on the same day if notice is provided to the Borrower before 11:00 a.m. (Chicago time) or within one business day if notice is provided to the Borrower after such time, or (b) if not so reimbursed will be automatically reimbursed by an increase in the ABL Loans. The issuance of letters of credit shall be subject to the applicable Issuing Bank’s customary policies and procedures. Notwithstanding the foregoing, unless otherwise agreed by an ABL Lender in its sole discretion, such ABL Lender (in its capacity as an Issuing Bank) shall not be required to issue letters of credit other than standby letters of credit. The face amount of outstanding letters of credit issued under the ABL Facility will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Swingline Facility:	In connection with the ABL Facility, the ABL Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to $15 million. Any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis except for purposes of calculating the Commitment Fee described below. The Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the ABL Facility.

Incremental Commitments under the ABL Facility:

The Facilities Documentation for the ABL Facility (the “ABL Loan Documents”) will permit the Borrower to increase commitments under the ABL Facility (any such increase, “Incremental ABL Commitments”) in minimum amounts consistent with the ABL Documentation Principles.

The aggregate principal amount of all Incremental ABL Commitments outstanding on any date such commitments are received (excluding, for the avoidance of doubt, commitments under the ABL Facility as of the Closing Date) may not exceed $25 million.

The Incremental ABL Commitments will be available at the request of the Borrower with consent required only from those

Project Iconic – Exhibit B

lenders that agree, in their discretion, to participate in such Incremental ABL Commitments. Lenders providing Incremental ABL Commitments will be reasonably acceptable to (a) the Borrower, (b) the ABL Administrative Agent, and (c) the Issuing Banks and Swingline Lender (but, in each case of clauses (b) and (c), only to the extent such person would otherwise have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed). The ABL Loan Documents may be amended as may be necessary to give effect to any Incremental ABL Commitments with only the consent of the Borrower and lenders providing such Incremental ABL Commitments.

The incurrence of Incremental ABL Commitments will be subject to only the following conditions and to any other conditions agreed between the lenders under the Incremental ABL Commitments and the Borrower, measured only as of the date such commitments are initially received, in each case subject to the Borrower’s LCT Election rights: (i) no event of default will have occurred and be continuing or would immediately result therefrom, and (ii) all representations and warranties are true and correct in all material respects (but in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect” after giving effect to such qualifier) immediately prior to, and after giving effect to, the incurrence of such Incremental ABL Commitments; provided that if such incurrence is in connection with a Permitted Acquisition or other permitted investment or acquisition (collectively, “Permitted Investments”, and each a “Permitted Investment”) the condition set forth in clause (i) may be waived by the providers of any such Incremental ABL Commitments (other than an event of default resulting from non-payment of principal, interest or fees under the ABL Facility or bankruptcy (such events of default, “Specified ABL Events of Default”)) and the condition set forth in clause (ii) may be made subject to customary “Certain Funds Provisions”; provided that, for the avoidance of doubt, any Borrowing Base certificate delivery requirement shall be satisfied according to the terms hereof without regard to the “Certain Funds Provisions”.

The ABL Loan Documents will also require that, except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders providing such Incremental ABL Commitments, all other terms of any Incremental ABL Commitments shall be on terms and pursuant to documentation applicable to the ABL Facility.

Purpose:	The letters of credit and proceeds of the ABL Loans will be used by the Borrower and its restricted subsidiaries as set forth below under the caption “Availability” and for working capital and general corporate purposes (including on the Closing Date as set forth in the immediately succeeding paragraph, and including permitted acquisitions and other transactions not prohibited by the ABL Loan Documents).

Project Iconic – Exhibit B

Loans and letters of credit under the ABL Facility shall be made available on and after the Closing Date (subject to the Closing Borrowing Base or, if a Borrowing Base Certificate shall have been delivered, the Borrowing Base, as applicable; provided that, for the avoidance of doubt, availability shall always be subject to either the Closing Borrowing Base or the Borrowing Base); provided further, that on the Closing Date, drawings under the ABL Facility will be limited to $5 million to finance the Transactions (including Transaction Costs) plus amounts (i) for replacing and/or backstopping existing letters of credit plus (ii) to fund any OID or fees pursuant to the “market flex” provisions in the Fee Letter.

Letters of credit will be used by the Borrower for general corporate purposes, including supporting transactions not prohibited by the ABL Loan Documents.

ABL Documentation Principles:	The definitive documentation for the ABL Facility will (a) be initially prepared by counsel to the ABL Administrative Agent, (b) be consistent with the terms and contain only the conditions set forth in this Exhibit B, (c) reflect the operational and strategic requirements of the Borrower and its subsidiaries, (d) be consistent with the proposed business plan, the Sponsor’s model dated August 10, 2021 (the “Sponsor Model”) and projections in each case delivered to the Commitment Parties prior to the date hereof, (e) with respect to applicable defined terms, representations and warranties, covenants and events of default, other than ABL Facility terms, be based on, and no less favorable (except as expressly set forth in this Exhibit B) to, the Borrower and its subsidiaries than the documentation for the First Lien Initial Term Facility as set forth on Exhibit C, (f) contain those covenant “baskets” and exceptions set forth in the documentation for the First Lien Initial Term Facility (other than “Available Amount” and leverage-based exceptions for unlimited investments, restricted payments and prepayment of Junior Financing in each case referred to therein, and other than as expressly set forth in this Exhibit B), (g) contain hardwired LIBOR replacement provisions customarily agreed to by the Lead Left Arranger (the “Agreed LIBOR Replacement Provisions”), (h) contain customary “erroneous payment” provisions as mutually agreed between the ABL Administrative Agent and the Borrower (the “Agreed Erroneous Payment Provisions”), (i) contain customary EU Bail- In and UK Bail-In provisions and customary ERISA lender provisions as published by the Loan Syndications and Trading Association (the “LSTA”), to the extent necessary, with modifications otherwise consistent with the ABL Documentation

Project Iconic – Exhibit B

Principles and (j) be modified as necessary to reflect changes in law or accounting standards and to accommodate the reasonable operational and agency guidelines and practices of the ABL Administrative Agent. The foregoing is referred to herein, collectively, as the “ABL Documentation Principles.” Capitalized terms used but not defined in this Term Sheet have meanings that are no less favorable than the documentation for the First Lien Initial Term Facility as set forth on Exhibit C. The ABL Loan Documents will contain only those payment provisions, conditions to borrowing, mandatory prepayments, representations and warranties, covenants, events of default and guarantee and collateral provisions expressly set forth in this Exhibit B, in each case, applicable to the Borrower and its restricted subsidiaries to the extent set forth herein (and to the extent set forth below, Holdings) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the ABL Documentation Principles. To the extent not specified in the Commitment Papers, the terms of the ABL Loan Documents will be negotiated in good faith and reasonably acceptable to the Lead Arrangers and the Borrower.

Availability:	Loans under the ABL Facility will be available, subject to the Closing Borrowing Base or Borrowing Base, as applicable, at any time prior to the final maturity of the ABL Facility, in minimum principal amounts consistent with the ABL Documentation Principles; provided that borrowings on the Closing Date shall be limited as set forth under the heading “Purpose” above. Amounts repaid under the ABL Facility may be reborrowed, subject to the then-applicable Closing Borrowing Base or Borrowing Base, as applicable.

Closing Borrowing Base:	The borrowing base for purposes of drawings and letters of credit under the ABL Facility on the Closing Date (the “Closing Borrowing Base”) will be equal to $50 million. The Closing Borrowing Base shall be in effect until the earlier of (i) 90 days after the Closing Date and (ii) receipt by the ABL Administrative Agent of (and reasonable opportunity to review) an initial field examination and inventory appraisal with respect to the Pre- Closing Loan Parties and the Post-Closing Loan Parties and a Borrowing Base Certificate with respect thereto (the “Initial Examination and Appraisal”); provided that in the event that the ABL Administrative Agent has not received the Initial Examination and Appraisal within 90 days after the Closing Date, the Borrowing Base (as defined below) shall be deemed to be such lesser amount than $50 million (which amount may be $0) that is reflective, in the reasonable discretion of the ABL Administrative Agent, of the amount of Current Asset Collateral of any Loan Party that has been subject to the Initial Examination and Appraisal at such time (so long as a Borrowing Base Certificate with respect thereto has been delivered).

Project Iconic – Exhibit B

Borrowing Base:	Subject to receipt by the ABL Administrative Agent of the Initial Examination and Appraisal, the borrowing base (the “Borrowing Base”) at any time shall equal the sum of the following:

(a) the lesser of (i) 75% of the cost of Eligible Inventory (as defined in Exhibit E) and (ii) 85% of the net orderly liquidation value of Eligible Inventory of the Loan Parties; plus

(b) 85% of Eligible Accounts Receivable (as defined in Exhibit E) of the Loan Parties; plus

(c)   100% of qualified cash of the Loan Parties (subject to an aggregate limit of 20% of the Maximum Borrowing Amount) subject to a valid and perfected first priority lien in favor of the ABL Administrative Agent (which shall be in a blocked account of the ABL Administrative Agent, or in a blocked account at an ABL Lender, so long as the depositary with which such blocked account is maintained has agreed to provide to the ABL Administrative Agent cash reporting on a daily basis with respect to such blocked account); minus

(d) Eligible Reserves (as defined below).

The Borrowing Base will be computed by the Borrower monthly (or more frequently if the Borrower in its sole discretion shall so elect and, if so elected, continued on such basis for at least 30 consecutive calendar days), and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base will be delivered to the ABL Administrative Agent no event later than the 20th day following the end of each calendar month; provided, that commencing with the end of the twelfth month ending after the Closing Date, (i) if the Borrowing Base, as reflected in each Borrowing Base Certificate delivered during the preceding twelve months, has equaled or exceeded 90% of the aggregate commitments under the ABL Facility, and (ii) if and for so long as the Excess Availability is not less than 70% of the Maximum Borrowing Amount, then, the Borrower may, at its option, deliver Borrowing Base Certificates on a 3-month basis (with the first such 3-month Borrowing Base Certificate due no later than the 20th day following the end of the month in which the conditions set forth in the preceding clause (i) and (ii) are met) instead of on a monthly basis (it being understood that if the condition in the preceding clause (ii) is not met on any date after having delivered Borrowing Base Certificate for any 3-month period (a “Monthly Borrowing Base Certificate Triggering Event”), then the Borrower shall (1)(x) if such date occurs prior to

Project Iconic – Exhibit B

the 20th day of any calendar month, deliver on the 20th day of such calendar month (or such later date as the ABL Administrative Agent may agree in its reasonable discretion), a monthly Borrowing Base Certificate as of the end of the immediately preceding calendar month or (y) if such date occurs on or after the 20th day of any calendar month, deliver within 1 business day after such date (or such later date as the ABL Administrative Agent may agree in its reasonable discretion), a monthly Borrowing Base Certificate as of the end of the immediately preceding calendar month, and (2) no later than the 20th day following the end of the calendar month in which such Monthly Borrowing Base Certificate Triggering Event occurs, and the 20th day following the end of each subsequent calendar month (subject to the immediately succeeding proviso), deliver a monthly Borrowing Base Certificate as of the end of each such calendar month; provided, further that following any Monthly Borrowing Base Certificate Triggering Event, if Excess Availability equals or exceeds 70% of the Maximum Borrowing Amount for a period of sixty consecutive days, then until the occurrence of the next Monthly Borrowing Base Certificate Triggering Event (if any), the Borrower may commence delivering 3-month Borrowing Base Certificates, as described above); provided, further, that (i) while any Liquidity Condition (as defined below) applies, the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis by Wednesday of the following week for so long as such Liquidity Condition applies, (ii) during the continuance of a Specified Default, the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis by Wednesday of the following week for so long as such Specified Default is continuing and (iii) Borrower shall deliver an updated Borrowing Base Certificate prior to (or simultaneous with) (or such later date as may be agreed by the ABL Administrative Agent in its reasonable discretion) the consummation of any transaction (including dispositions and designation of unrestricted subsidiaries) that on a pro forma basis would result in a reduction of the Borrowing Base (calculated prior to giving effect to such reduction) by more than 5%.

“Maximum Borrowing Amount” shall mean the lesser of (a) the aggregate amount of the aggregate commitments under the ABL Facility at such time and (b) the Borrowing Base then in effect.

Any Current Asset Collateral subject to a first lien (subject to permitted liens) in favor of the ABL Administrative Agent (“Acquired Asset Borrowing Base”) acquired by any Loan Party in a permitted acquisition shall be included in the Borrowing Base applying eligibility and reserve criteria consistent with those applied to the calculation of the Borrowing Base after completion of a field examination and inventory appraisal with respect to any such acquired Current Asset Collateral (it being understood that Current Asset Collateral acquired in the Acquisition will be included in the Borrowing Base after the Initial Examination and Appraisal and subject to the “Closing Borrowing Base” paragraph above).

Project Iconic – Exhibit B

The ABL Administrative Agent will have the right to establish and modify Eligible Reserves against the Borrowing Base assets in its Permitted Discretion, with five business days prior written notice to the Borrower (which notice will include a reasonably detailed description of the reserve being established); provided that no written notice will be required prior to the establishment of (i) bank product reserves, (ii) rent reserves or (iii) any reserve where the amount of such reserve increases solely by virtue of mathematical calculations in accordance with the methodology of calculation previously utilized for such type of reserve. During such five business day period, the ABL Administrative Agent will, if requested, discuss any such reserve or change with the Borrower, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the ABL Administrative Agent; provided that the Borrower shall not be permitted to request any credit extension during such notice period if it would result in the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility to exceed the Maximum Borrowing Amount after giving pro forma effect to the implementation of such reserve. For purposes of the foregoing, “Eligible Reserves” means amounts that the ABL Administrative Agent may from time to time establish in accordance with the ABL Documentation Principles; provided that they are established in a manner that reflects changes in the ability of the ABL Administrative Agent to realize upon the Collateral included in the Borrowing Base.

“Permitted Discretion” means reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions; provided that, as it relates to the establishment of new reserves (other than reserves that are expressly included in the definition of “Reserves” (to be defined in the ABL Loan Documents)) or the adjustment or imposition of exclusionary criteria, Permitted Discretion will require that (a) such establishment, adjustment or imposition after the date of the Administrative Agent’s receipt of the Initial Examination and Appraisal be based on the analysis of facts or events first occurring or first discovered by the ABL Administrative Agent after such date or that are materially different from facts or events known to the ABL Administrative Agent on such date, (b) the amount of any such reserve so established or the effect of any adjustment or

Project Iconic – Exhibit B

imposition of exclusionary criteria be a reasonable quantification of changes in the ability of the ABL Administrative Agent to realize upon the Collateral included in the Borrowing Base and (c) no reserves or changes will be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates).

“Specified Default” shall mean any payment or bankruptcy event of default under the ABL Facility, any event of default arising from failure to comply with the financial covenant, any event of default arising from a failure to deliver a Borrowing Base Certificate (subject to a 5 Business Day grace period for monthly (or quarterly, if applicable) Borrowing Base Certificate deliveries (or 3 Business Days in the case of weekly deliveries)) or any material misrepresentation therein or any event of default arising from a failure to comply with the cash management provisions, in each case, when required and after the expiry of any applicable cure period.

Ranking:	The obligations under the ABL Facility and the ABL Guarantees (as defined below) will be senior obligations of the Loan Parties and secured by the following: (a) a first-priority security interest in the Current Asset Collateral and (b) a second-priority security interest in the Fixed Asset Collateral. The lien priority, relative rights and other creditors’ rights in respect of the Collateral securing the ABL Facility and the First Lien Term Facilities will be set forth in one or more customary intercreditor agreements (the “Intercreditor Agreements”), which shall be consistent with the ABL Documentation Principles and otherwise reasonably satisfactory to the Borrower, the ABL Administrative Agent and the First Lien Administrative Agent. For the avoidance of doubt, the Intercreditor Agreements will (i) permit additional secured indebtedness of the Loan Parties, which indebtedness is permitted to be incurred and secured (including with respect to the lien priority thereof) pursuant to the terms of the ABL Loan Documents and the First Lien Term Loan Documents, (ii) permit refinancing indebtedness in respect of the ABL Facility, the First Lien Term Facilities, or any of the foregoing permitted additional secured indebtedness referenced in clause (i), (iii) not impose any restrictions on amendments of the ABL Loan Documents or the First Lien Term Loan Documents (other than amendments which would conflict with the Intercreditor Agreements) and (iv) otherwise contain usual and customary terms reasonably acceptable to the Borrower and the other secured parties thereto.

For purposes of the Facilities Documentation (a) in the First Lien Term Loan Documents, “Junior Lien Debt” and “Junior Financing” shall not include the ABL Facility notwithstanding the fact that it is secured by liens on Fixed Asset Collateral that rank junior in priority to the liens securing any other term indebtedness

Project Iconic – Exhibit B

or (b) other than as set forth in paragraph (f) under the heading “Negative Covenants” contained in this term sheet, in the ABL Loan Documents, “Junior Lien Debt” and “Junior Financing” shall not include any term indebtedness that would meet the criteria of such definition solely due to the fact that it is secured by liens on Current Asset Collateral that are junior in priority to the liens on Current Asset Collateral securing the ABL Facility.

“Current Asset Collateral” shall mean Collateral comprising (i) accounts receivable (except to the extent constituting proceeds of Fixed Asset Collateral), (ii) inventory, (iii) deposit accounts, securities accounts and commodities accounts (including all cash or other funds on deposit therein, except any such accounts which hold solely identifiable proceeds of Fixed Asset Collateral) and (iv) general intangibles (or intangibles (as defined in the PPSA)) (other than intellectual property, capital stock and intercompany loans), chattel paper, instruments, documents, commercial tort claims, letter of credit rights, supporting obligations, and other assets (including books and records and other contract rights) in each case related to the foregoing that are owned by a Loan Party or in which a Loan Party otherwise has rights, but not, for the avoidance of doubt, including capital stock of the Loan Parties and their subsidiaries.

“Fixed Asset Collateral” shall mean all Collateral of the Loan Parties other than the Current Asset Collateral (including, to the extent constituting Collateral, real property, intellectual property, equipment and a pledge of the capital stock of the Borrower and each Loan Party’s direct wholly-owned subsidiaries).

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity:	The ABL Facility will mature on the 5th anniversary of the Closing Date and all outstanding amounts thereunder shall be due and payable on such date; provided that the ABL Loan Documents shall provide the right for the Borrower to extend commitments and/or outstandings under the ABL Facility pursuant to one or more tranches with only the consent of the respective extending ABL Lenders and the ABL Administrative Agent.

Guarantees:	Subject in all respects to the ABL Documentation Principles, the same as those under the First Lien Term Facilities and in no event less favorable to the Borrower than those in the First Lien Term Loan Documents, except that obligations of the Borrower and its restricted subsidiaries under certain interest rate protection or other hedging arrangements (including with respect to currency) or cash management arrangements, in each case, entered into with a Person that is (a) the ABL Administrative Agent, an ABL Lender or any affiliate of the ABL Administrative Agent or an ABL Lender at the time of or after entering into such arrangements or

Project Iconic – Exhibit B

(b) any other financial institution that provides such hedging arrangements or cash management arrangements to the Borrower or any of its restricted subsidiaries and is identified by the Borrower to the ABL Administrative Agent in writing from time to time (collectively, “Secured Agreements”) will also be guaranteed under the ABL Loan Documents along with the obligations under the ABL Facility; provided that institutions described in the foregoing clause (b) will be subject to “last-out” as to obligations secured under the ABL Facility, as set forth in the payment waterfall set forth at Section [2.18(b)][4] of the ABL Facility. Such guarantees are referred to herein as the “ABL Guarantees” and the entities providing the ABL Guarantees are referred to herein as the “ABL Guarantors”.

Security:	The obligations of the Borrower and ABL Guarantors under the ABL Facility and any Secured Agreements shall be secured by a first-priority security interest in the Current Asset Collateral and a second-priority security interest in the Fixed Asset Collateral pursuant to provisions substantially similar to the provisions set forth under the caption “Security” in Exhibit C attached to the Commitment Letter, subject to the ABL Documentation Principles and the section entitled “Ranking” above, and except that, (i) solely to the extent provided below under the heading “Cash Management/Cash Dominion”, the Loan Parties shall be required to enter into control agreements, lockboxes or similar arrangements with respect to any deposit account, securities account, commodities account or other bank account, (ii) exclusions and limitations shall not apply to any asset included in the Borrowing Base or blocked accounts and (iii) no mortgages shall be delivered to the ABL Administrative Agent in respect of any real property owned by the Borrower or the ABL Guarantors.

Liens on assets that are transferred in a transaction permitted by the ABL Loan Documents to a Person that is not (and is not required to be) a Loan Party, liens on assets of any Loan Party that becomes an Excluded Subsidiary in a transaction permitted by the ABL Loan Documents, and liens on assets that become Excluded Assets, in each case shall be automatically released. Subject only to a receipt of an officer’s certificate of the Borrower, the ABL Administrative Agent shall execute such acknowledgments and releases as the Borrower may reasonably request in connection with any such release, and the ABL Administrative Agent shall be entitled to (and shall) rely exclusively on an officer’s certificate of the Borrower when executing any such acknowledgment or release; it being agreed that the ABL Loan Documents shall contain appropriate remedies for breaches of the foregoing provisions to be agreed.

[4]	NTD: To correspond to the section of the ABL Credit Agreement governing application of proceeds of Collateral (i.e. Section 2.18(b) of Term Identified Precedent).

Project Iconic – Exhibit B

To the extent the First Lien Administrative Agent determines any property or assets shall not become part of or shall be excluded from the Fixed Asset Collateral under a provision that exists in substantially the same form in both the First Lien Term Loan Documents and the ABL Loan Documents, the ABL Administrative Agent shall automatically be deemed to accept such determination and shall promptly execute any documentation, if applicable, requested by the Borrower in connection therewith.

Cash Management/Cash Dominion:	The Borrower shall obtain account control agreements on U.S. and Canadian concentration accounts and other deposit and securities accounts consistent with the ABL Documentation Principles (and subject to exceptions consistent with the ABL Documentation Principles) of the Borrower and the ABL Guarantors within 90 days of the Closing Date (or if later, within 30 days of the opening of such account) (in each case, or such longer period as may be agreed by the ABL Administrative Agent; the last day of such post-closing period, as so extended, the “Control Agreement Deadline”). If such arrangements are not obtained by the Control Agreement Deadline, the Borrower shall be required to move such bank accounts to the ABL Administrative Agent or an ABL Lender or to another bank reasonably satisfactory to the ABL Administrative Agent that has executed a control agreement in favor of the ABL Administrative Agent, in each case, within 30 days after the Control Agreement Deadline (or such longer period as may be agreed by the ABL Administrative Agent).

During a Cash Dominion Period (as defined below) and after delivery of a written notice by the ABL Administrative Agent to the Borrower, all amounts in controlled concentration accounts (or in any other material deposit account which are not swept on a daily basis into a concentration account) will be swept into a collection account maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions and thresholds consistent with the ABL Documentation Principles.

“Cash Dominion Period” means (a) the period from the date that Specified Excess Availability shall have been less than the greater of (i) $9 million and (ii) 12.5% of the Maximum Borrowing Amount for five consecutive business days to the date that Specified Excess Availability shall have been no less than the greater of (i) $9 million and (ii) 12.5% of the Maximum Borrowing Amount for twenty consecutive calendar days (a “Liquidity Condition”) or (b) upon the occurrence and during the continuance of a Specified Default until such Specified Default has been cured or waived. If a Liquidity Condition is triggered or a Specified

Project Iconic – Exhibit B

Default is continuing, the Borrower will, upon request by the ABL Administrative Agent, deliver flash numbers (at least with respect to revenues, net profits, margins, cash flows, accounts receivables, inventory and accounts payables) on a monthly basis no later than the tenth day of each month, so long as such Liquidity Condition or Specified Default is continuing on such tenth day of such month. If a Liquidity Condition is triggered more than twice in any fiscal year or more than four times prior to the maturity date for the ABL Facility, then a Cash Dominion Period shall be deemed continuing until the maturity date for the ABL Facility.

“Excess Availability” shall mean, at any time, the remainder of (a) the Maximum Borrowing Amount, minus (b) the sum of (i) aggregate principal amount of all ABL Loans (including Swing Line Loans) then outstanding and (ii) all amounts outstanding under letters of credit (including issued and undrawn letters of credit) at such time.

“Specified Excess Availability” shall mean, at any time, (a) Excess Availability plus (b) the lesser of (i) the amount by which the Borrowing Base exceeds the aggregate amount of the aggregate commitments under the ABL Facility at such time and (ii) 2.5% of the aggregate commitments under the ABL Facility at such time.

Mandatory Prepayments:	If at any time, the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the Maximum Borrowing Amount, then the Borrower will immediately repay outstanding loans and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the commitments.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Facility commitments and prepayments of borrowings under the ABL Facility will be permitted at any time (subject to customary notice requirements) in minimum principal amounts consistent with the ABL Documentation Principles, without premium or penalty, subject to reimbursement of the ABL Lenders’ breakage and redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period.

Representations and Warranties:	Subject in all respects to the ABL Documentation Principles, the same as those under the First Lien Term Facilities and in no event less favorable to the Borrower than those in the First Lien Term Loan Documents; except that the ABL Loan Documents will contain additional customary representations and warranties with respect to Borrowing Base Certificates, deposit and securities accounts, and eligibility of current assets included therein.

Project Iconic – Exhibit B

Conditions Precedent to Borrowings:	On the Closing Date, limited to the Financing Conditions (including and subject to the Certain Funds Provision).

With respect to each borrowing after the Closing Date, (i) delivery of a notice of borrowing, (ii) accuracy of representations and warranties in all material respects; provided that any such representation that is qualified as to “materiality” or “Material Adverse Effect” shall be accurate in all respects after giving effect to such qualification, (iii) absence of default or event of default and (iv) the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility does not exceed the Maximum Borrowing Amount.

Affirmative Covenants:	Subject in all respects to the ABL Documentation Principles, the same as those under the First Lien Term Facilities and in no event less favorable to the Borrower than those in the First Lien Term Loan Documents, except that (a) the ABL Loan Documents also will include a requirement (i) for delivery of monthly (or quarterly, if applicable) Borrowing Base Certificates and (ii) cash management arrangements consistent with this Term Sheet and (b) no ratings shall be required to be maintained.

In addition, the ABL Administrative Agent may conduct up to one field examination and up to one inventory appraisal (each at the expense of the Borrower) during any calendar year; provided that (i) during the period from the date that Specified Excess Availability shall have been less than the greater of (a) $9 million and (b) 12.5% of the Maximum Borrowing Amount to the date that Specified Excess Availability shall have been no less than the greater of (a) $9 million and (b) 12.5% of the Maximum Borrowing Amount for twenty consecutive calendar days, field examinations and inventory appraisals may each be conducted (at the expense of the Borrower) two times during any calendar year, and (ii) at any time (a) while a Liquidity Condition applies or (b) during the continuation of a Cash Dominion Period, field examinations and inventory appraisals may be conducted (at the expense of the Borrower) as frequently as determined by the ABL Administrative Agent in its reasonable discretion.

Negative Covenants:	Subject in all respects to the ABL Documentation Principles, the same as those under the First Lien Term Facilities and in no event less favorable to the Borrower than those in the First Lien Term Loan Documents, except:

(a)   with respect to liens, any liens on Current Asset Collateral, including Liens securing the First Lien Term Facility, shall be junior to the liens on such Current Asset Collateral securing the ABL Facility (and subject to the Intercreditor Agreements);

Project Iconic – Exhibit B

(b)   with respect to investments, in lieu of unlimited investments subject to compliance with a Total Net Leverage Ratio or investments made with the Available Amount, the ABL Loan Documents will have a basket for unlimited investments subject to satisfaction of the Payment Conditions on a pro forma basis;

(c)   with respect to debt, the ABL Loan Documents will include a basket allowing indebtedness incurred under the Term Facility in an amount not to exceed 115% of the maximum amount of commitments and incremental capacity (regardless of whether such indebtedness is incurred as an incremental facility) under such facility as of the Closing Date;

(d)   with respect to dispositions, any dispositions of Borrowing Base assets to non-Loan Parties or third parties, in either case outside the ordinary course of business that would on a pro forma basis reduce the Borrowing Base by more than 5%, shall require that the Borrower to deliver a Borrowing Base Certificate pro forma for such disposition prior to (or simultaneous with) such disposition (or such later date as may be agreed by the ABL Administrative Agent in its reasonable discretion);

(e)   with respect to restricted payments, in lieu of unlimited restricted payments subject to compliance with a Total Net Leverage Ratio or restricted payments made with the Available Amount, the ABL Loan Documents will have a basket for unlimited restricted payments subject to satisfaction of the Payment Conditions on a pro forma basis (the “RP Payment Condition Basket”); and

(f)   with respect to prepayments of Junior Financing and Junior Lien Debt, for the documentation of the ABL Facility only, prepayments of the First Lien Initial Term Facility (or any indebtedness pari passu therewith or junior thereto in security), in lieu of unlimited prepayments subject to compliance with a Total Net Leverage Ratio or prepayments made with the Available Amount, the ABL Loan Documents will have a basket for unlimited prepayments subject to satisfaction of the Payment Conditions.

“Payment Conditions” means, as of any date of determination with respect to any applicable transaction, (i) no event of default has occurred and is continuing or would result from giving effect to such transaction, (ii) Specified Excess Availability as of such date is at least the greater of (1) $9 million and (2) 12.5% of the Maximum Borrowing Amount and (iii) the Fixed Charge Coverage Ratio is at least 1.00:1.00; provided that compliance with the Fixed Charge Coverage Ratio will not be required if Specified

Project Iconic – Exhibit B

Excess Availability as of such date is at least the greater of (1) $13 million and (2) 17.5% of the Maximum Borrowing Amount, in each case, (x) for purposes of clauses (ii) and (iii) and this proviso, on a pro forma basis immediately after giving effect to such transaction and (y) for purposes of clause (ii) and this proviso, over the 30 consecutive calendar days immediately prior to such transaction (giving pro forma effect as though such transaction had happened on the first day of such 30 calendar day period).

Financial Covenant:	Limited to the following:

Maintenance of a Fixed Charge Coverage Ratio no less than 1.00:1.00, which shall only be tested on a monthly basis during the continuation of a Covenant Trigger Period as of the last day of each calendar month (based on company-prepared financial statements, with no requirement for such financial statements to be audited (the “Financial Covenant”)).

“Fixed Charge Coverage Ratio” means (a) the sum of (i) TTM Consolidated Adjusted EBITDA, minus (ii) non-financed cash capital expenditures, minus (iii) cash taxes in the applicable Test Period (including distributions to pay cash taxes), minus (iv) solely in connection with testing of the Fixed Charge Coverage Ratio in connection with the making of a Restricted Payment or a Restricted Debt Prepayment pursuant to the Payment Conditions, the amount of such Restricted Payment or a Restricted Debt Prepayment divided by (b) the sum of (i) consolidated cash interest expense (net of cash interest income) in the applicable Test Period, plus (ii) scheduled cash principal amortization of indebtedness for borrowed money (other than intercompany indebtedness) in the applicable Test Period, plus (iii) scheduled payments of principal on account of capital leases.

A “Covenant Trigger Period” will commence if Excess Availability shall be less than the greater of (a) 10% of the Maximum Borrowing Amount and (b) $7 million at any time (commencing with the first full fiscal quarter ended after the Closing Date), and shall continue until Excess Availability is equal to or exceeds such amount for twenty consecutive days.

For purposes of determining compliance with the Fixed Charge Coverage Ratio, any cash equity contribution (which equity shall be preferred equity on terms and conditions reasonably acceptable to the ABL Administrative Agent or common equity) made to the Borrower and used to prepay outstanding ABL Loans or cash collateralize outstanding Letters of Credit after the end of the relevant fiscal quarter and not otherwise applied and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for a fiscal quarter or fiscal year and designated on the date of such contribution as a Specified

Project Iconic – Exhibit B

Equity Contribution (as defined below) will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA for the purposes of determining compliance with the Fixed Charge Coverage Ratio at the end of such fiscal quarter or fiscal year and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters and no more than five Specified Equity Contributions may be made during the term of the ABL Facility, (b) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the ABL Loan Documents, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant for the relevant fiscal quarter and (d) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the relevant fiscal quarter.

The ABL Loan Documents will contain a standstill provision with regard to exercise of remedies (and no borrowings or issuances of Letters of Credit shall be permitted during the standstill period (without Required ABL Lender (as defined below) consent)) during the period in which any Specified Equity Contribution will be made after the receipt of written notice by the ABL Administrative Agent of the Borrower’s intention to cure a financial covenant default with proceeds of a Specified Equity Contribution; provided that such standstill shall be solely with respect to a breach of the Financial Covenant for the fiscal quarter to which such Specified Equity Contribution applies.

Unrestricted Subsidiaries:	Subject in all respects to the ABL Documentation Principles and the requirement to deliver an updated Borrowing Base Certificate as described above in clause (d) (with respect to dispositions) set forth under the heading Negative Covenants, in the event the Borrowing Base would on a pro forma basis be reduced by more than 5%, the same as set forth in the First Lien Term Facilities and in no event less favorable to the Borrower than those in the First Lien Term Loan Documents.

Events of Default:	Subject in all respects to the ABL Documentation Principles, the same as those under the First Lien Term Facilities and in no event less favorable to the Borrower than those in the First Lien Term Loan Documents; except that the ABL Loan Documents will not have a grace period for a breach of representations and warranties in the Borrowing Base Certificate and will also include: (a) failure to deliver the Borrowing Base Certificate (subject to a 5-business-day cure period absent a Cash Dominion Period that is continuing); (b) failure to comply with the Financial Covenant (if applicable); and (c) failure to comply with the cash management provisions under the ABL Loan Documents.

Project Iconic – Exhibit B

Voting:	Amendments and waivers of the ABL Loan Documents will require the approval of ABL Lenders holding more than 50% of the aggregate principal amount of the loans and commitments under the ABL Facility (the “Required ABL Lenders”); provided that if there are two (2) or more unaffiliated ABL Lenders, there shall be at least two (2) Required ABL Lenders, except that (a) the consent of each ABL Lender directly adversely affected thereby shall be required with respect to (i) increases in the commitment of such ABL Lender, (ii) reductions of principal, interest or fees, (iii) changes to the pro rata sharing and pro rata payment provisions, including the “waterfall” and (iv) extensions of final maturity or the due date of any interest or fee payment; (b) the consent of 100% of the ABL Lenders will be required with respect to (i) changes in voting thresholds and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the aggregate value of the ABL Guarantees (other than in connection with any transfer of Collateral or of the relevant ABL Guarantor permitted by the ABL Loan Documents or other permitted transaction); (c) the consent of ABL Lenders holding 66.67% of the aggregate principal amount of the loans and commitments under the ABL Facility shall be required for amendments increasing advance rates or availability under the definition of Borrowing Base (and any component definitions thereof); provided that if there are two (2) or more unaffiliated ABL Lenders, at least two (2) ABL Lenders shall consent; provided further that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase Eligible Reserves against the Borrowing Base assets in accordance with its Permitted Discretion and (d) only the consent of the ABL Administrative Agent, the Swingline Lender and the Issuing Bank will be required to amend, modify or otherwise affect the rights and duties of the ABL Administrative Agent, the Swingline Lender and such Issuing Bank, as the case may be.

The ABL Loan Documents will contain provisions consistent with the ABL Documentation Principles for replacing non-consenting Lenders in connection with (a) amendments and waivers requiring the consent of all relevant ABL Lenders or of all relevant ABL Lenders adversely affected thereby so long as relevant ABL Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility have consented thereto, (b) increased costs, taxes, etc. and (c) any ABL Lender who becomes a Disqualified Lender.

Project Iconic – Exhibit B

Yield Protection and Increased Costs:	Consistent with the ABL Documentation Principles, including customary tax gross-up provisions (including no gross-up for FATCA taxes) and customary protections for increased costs imposed as a result of the Dodd-Frank Act or Basel III.

Defaulting Lenders:	Consistent with the ABL Documentation Principles. At the Borrower’s option, the Borrower may prepay the loans and/or terminate the commitments of any defaulting lender without penalty or premium.

Assignments and Participations:	The ABL Lenders will be permitted to assign loans and commitments (other than to natural persons or Disqualified Lenders) with the consent of the Borrower (unless a Specified ABL Event of Default has occurred and is continuing or such assignment is an assignment of a loan or commitment in respect of the ABL Facility to an ABL Lender or an affiliate of the assigning ABL Lender), the ABL Administrative Agent, the Swingline Lender and each Issuing Bank, in each case, such consent not to be unreasonably withheld or delayed. Each assignment (except to other ABL Lenders or their affiliates or Approved Funds) will be in a minimum amount of $5 million. The ABL Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment, except to the extent such fee is waived by the ABL Administrative Agent. The identity of Disqualified Lenders will be provided to any ABL Lender upon written request. No assignments of the loans or commitments in respect of the ABL Facility to the Borrower, the Sponsor or its respective affiliates shall be permitted.

The ABL Lenders will be permitted to participate loans and commitments to other people (except Disqualified Lenders to the extent the Disqualified Lender list is made available to the selling ABL Lender upon request). Voting rights of participants will be limited to matters in respect of (a) increases in commitments participated to such participant, (b) reductions of principal, interest (other than default interests) or fees (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default will not require the consent of the participant), (c) extensions of scheduled amortization, date of payment of interest and any fee or final maturity and (d) releases of all or substantially all of the Collateral or all or substantially all of the aggregate value of the ABL Guarantees (other than in connection with any transfer or sale of Collateral or of the relevant Guarantor or any other transaction permitted by the ABL Loan Documents).

Notwithstanding the foregoing, in no event will the ABL Administrative Agent be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified

Project Iconic – Exhibit B

Lenders, “affiliated” lenders or “net short” lenders. Without limiting the generality of the foregoing, the ABL Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender, “affiliated” lender or “net short” lender or (y) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information, to any Disqualified Lender, “affiliated” lender or “net short” lender or (z) have any liability with respect to or arising out of the voting in any amendment or waiver to any ABL Loan Documents by any “net short” lender.

Expenses and Indemnification:	The Borrower shall pay (a) provided that the Closing Date occurs, all reasonable documented and invoiced out-of-pocket expenses of the ABL Administrative Agent, the Lead Arrangers and the Issuing Banks associated with the preparation, execution, delivery and administration of the ABL Loan Documents and any amendment or waiver with respect thereto and (b) all reasonable and documented or invoiced out-of-pocket expenses of the ABL Administrative Agent, the ABL Issuing Banks and the ABL Lenders in connection with the enforcement of the ABL Loan Documents.

The Borrower will indemnify the ABL Administrative Agent, the Lead Arrangers, each ABL Issuing Bank and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all losses, claims, damages, reasonable and documented out-of-pocket costs and expenses (including reasonable fees, disbursements and other charges of one U.S. counsel and one Canadian counsel and one counsel in each other relevant material jurisdiction) and liabilities of any such indemnified person arising out of or relating to the ABL Facility, the use or proposed use of the proceeds thereof, the Transaction, the ABL Loan Documents, any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates, creditors or shareholders or any other person) that relate to the ABL Loan Documents; provided that no indemnified person will be indemnified for its gross negligence, willful misconduct, bad faith or material breach of the ABL Loan Documents, as determined in a final, non-appealable judgment of a court of competent jurisdiction. This paragraph shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from a non-tax claim.

Project Iconic – Exhibit B

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent and Lead Arrangers:	U.S. Counsel: Davis Polk & Wardwell LLP.

Canadian Counsel: Borden Ladner Gervais LLP.

Project Iconic – Exhibit B

ANNEX I TO EXHIBIT B

Interest Rates:

The interest rates under the ABL will be as follows:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.[5]

As used in Exhibit B (including this Annex):

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements; provided that “Adjusted LIBOR” will be no less than 0.00% per annum.

“ABR” means the highest of (a) the rate of interest last quoted by the Wall Street Journal as the “prime rate” in the United States, (b) the greater of Federal Funds Rate and Overnight Bank Funding Rate plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Applicable Margin” means, with respect to the ABL Facility, initially (i) 1.50% per annum, in the case of Adjusted LIBOR loans, and (ii) 0.50% per annum, in the case of ABR loans. From and after the first fiscal quarter completed after the Closing Date, the Applicable Margin will be subject to the pricing grid set forth below, provided that after 90 days following the Closing Date, if a Borrowing Base Certificate is not delivered by the Borrower within the applicable time period, at the option of the ABL Administrative Agent or at the request of the Required ABL Lenders, the Applicable Margin with respect to the ABL Facility shall be 2.00% (i.e. the Applicable Margin for Adjusted LIBOR Loans set forth at Level III below) until, but excluding, the date that a Borrowing Base Certificate is delivered.

	Daily Average Excess Availability for the prior fiscal quarter (as a % of the Maximum Borrowing Amount)	Applicable Margin for Adjusted LIBOR Loans	Applicable Margin for ABR Loans

	Level I: > 66.67%	1.50%	0.50%

	Level II: < 66.67% and > 33.33%	1.75%	0.75%

	Level III: < 33.33%	2.00%	1.00%

Adjusted LIBOR borrowings may be made for interest periods of 1, 3 or 6 (or, if agreed to by all applicable ABL Lenders, 12) months or any other period as may be agreed, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed); provided that

[5]	Appropriate adjustments to be made to the interest rate reference rates for Alternate Currencies.

B-I-1

Project Iconic – Exhibit B

interest on ABR loans will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:	During the continuance of a Specified ABL Event of Default, overdue amounts will bear interest at, with respect to principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to ABR loans plus 2.00% per annum.

Letter of Credit Fee:	A per annum fee equal to (a) the spread over Adjusted LIBOR under the ABL Facility, in the case of standby letters of credit, or (b) 50% of the spread over Adjusted LIBOR, in the case of trade letters of credit, will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s commitments under the ABL Facility. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the ABLFacility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) the Issuing Bank’s customary issuance and administration fees.

Commitment Fees:

Initially, 0.375% per annum and, after the first full fiscal quarter completed after the Closing Date, so long as daily average unused commitments under the ABL Facility for the prior fiscal quarter is 50% or less, 0.25% per annum, payable to the ABL Lenders (other than Defaulting Lenders) under the ABL Facility quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

B-I-2

Project Iconic – Exhibit B

CONFIDENTIAL	EXHIBIT C

Project Iconic

$455 million First Lien Initial Term Facility

Term Sheet6

Borrower:	Creation Technologies Inc. and Creation Technologies International Inc., each a Delaware corporation as co-borrowers (collectively the “Borrower”).

Holdings:	Same as under the ABL Facility.

Lead Arrangers:	The Lead Arrangers (as defined in Exhibit B attached to the Commitment Letter).

Administrative Agent and Collateral Agent:	JPMCB will act as the sole administrative agent and sole collateral agent (in such capacities, the “First Lien Administrative Agent”) for the First Lien Term Lenders.

Transactions:	As described in Exhibit A attached to the Commitment Letter.

Lenders:	Initially, the Lead Arrangers or one or more of their respective affiliates and, following the initial funding of the First Lien Initial Term Facility on the Closing Date, the First Lien Term Lenders.

Initial Term Loan Facility:	A first lien senior secured term loan facility (the “First Lien Initial Term Facility”, in an aggregate principal amount of $455 million (or such lower amount as the Borrower may request and as such amount may be increased, at the Borrower’s election, pursuant to a Flex Increase (as defined in the Fee Letter)).Loans under the First Lien Initial Term Facility (“First Lien Initial Term Loans”) will be available to the Borrower in dollars.

Incremental Facilities:	The First Lien Term Loan Documents will permit the Borrower or any other Loan Party to add one or more incremental term facilities (the “Incremental Facilities”) in minimum amounts consistent with the First Lien Documentation Principles. Incremental Facilities may be incurred in dollars or in any other currency agreed to by the applicable lenders providing such Incremental Facility.

The aggregate principal amount of an Incremental Facility outstanding on the first date it is incurred, or commitments with respect thereto are made, may not exceed the Incremental Facilities Cap (as defined in Exhibit E) at the time of incurrence thereof.

[6]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

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Unless the Borrower elects otherwise, each Incremental Facility (or Incremental Equivalent Debt) will be deemed incurred first as Ratio Amount (as defined in Exhibit E) to the extent permitted (and calculated prior to giving effect to any simultaneous or subsequent incurrence of any indebtedness based on a basket or exception that is not based on a financial ratio, including the ABL Facility and/or the Fixed Incremental Amount (as defined in Exhibit E)), with any balance incurred under the Fixed Incremental Amount. The Borrower may classify, as of the date of incurrence, indebtedness under an Incremental Facility (or Incremental Equivalent Debt) as being incurred in reliance on the Fixed Incremental Amount, Ratio Amount, or both, to the extent permitted on such date, and any amounts initially incurred in reliance on the Fixed Incremental Amount shall automatically be reclassified to having been incurred in reliance on the Ratio Amount to the extent the Borrower delivers to the First Lien Administrative Agent financial statements that demonstrate pro forma capacity to have incurred such Incremental Facility (or Incremental Equivalent Debt) in reliance on the applicable leverage ratio for the Test period covered thereby.

Incremental Facilities may rank pari passu or junior in right of payment with the First Lien Initial Term Loans, may either be unsecured or secured by the Collateral on a pari passu basis with, or junior to, the Liens securing the First Lien Initial Term Loans, and may be guaranteed by Holdings, the Borrower and/or any restricted subsidiary of the Borrower that guarantees other First Lien Term Loans.

The Incremental Facilities will be available at the request of the Borrower with consent required only from those existing or new lenders that agree, in their discretion, to participate in such Incremental Facility. Lenders providing an Incremental Facility will be reasonably acceptable to (a) the Borrower and (b) the First Lien Administrative Agent (only to the extent the First Lien Administrative Agent would otherwise have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed). The First Lien Term Loan Documents may be amended as may be necessary to give effect to any Incremental Facility with only the consent of the Borrower and lenders providing such Incremental Facility, including such amendments as may be necessary or advisable to make such Incremental Facility fungible with other First Lien Term Facilities to the extent practicable (including for tax purposes).

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The incurrence of indebtedness under an Incremental Facility will be subject to only the following conditions and to any other conditions agreed between the lenders under the Incremental Facility and the Borrower, measured at the time of the incurrence of such indebtedness (or the receipt of commitments with respect thereto), subject to the Borrower’s LCT Election rights: (a) no event of default will have occurred and be continuing or would result therefrom, and (b) all representations and warranties must be true and correct in all material respects (but in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect” after giving effect to such qualifier) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility; provided that, if such incurrence is in connection with a Permitted Acquisition or other permitted investment or acquisition (collectively, “Permitted Investments”), then the condition set forth in clause (a) may be waived by the providers of any such Incremental Facility (other than an event of default resulting from non-payment under the First Lien Term Loan Documents or bankruptcy (such events of default, “Specified First Lien Events of Default”)) and the condition set forth in clause (b) may be made subject to customary “Certain Funds Provisions.”

The First Lien Term Loan Documents will also require that:

(i) except for Incremental Facilities incurred pursuant to the Inside Maturity Exception (as defined in Exhibit E), the scheduled final maturity date of any Incremental Facility will be no earlier than the final maturity date for the First Lien Term Loans as of the Closing Date;

(ii) except for Incremental Facilities incurred pursuant to the Inside Maturity Exception, the weighted average life to maturity of any Incremental Facility will be no shorter than the remaining weighted average life to maturity of the First Lien Initial Term Loans (without giving effect to any amortization or prepayments on the outstanding First Lien Initial Term Loans);

(iii) the interest margins for any Incremental Facility will be determined by the Borrower and the lenders of such Incremental Facility; provided that, if the then-applicable interest rate margin for any Incremental Facility (other than an Excluded Facility (as defined in Exhibit E)) is greater than the then-existing interest rate margin for the First Lien Initial Term Loans by more than 75 basis points (the “Margin Differential”), then the interest margins for all First Lien Initial Term Loans will be increased to the extent necessary so that such interest rate margin for such Incremental Facility is not higher than the interest rate margin for the First Lien Initial Term Loans by more than the Margin Differential (the “MFN Provision”);

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(iv) any Incremental Facility may share on a pro rata basis (if secured by a lien on the Collateral on a pari passu basis with the liens securing the First Lien Initial Term Loans) or less than a pro rata basis in any mandatory prepayments of the First Lien Initial Term Loans (other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche);

(v) (x) if guaranteed, Incremental Facilities shall not be incurred or guaranteed by any Person other than the Borrower and the Guarantors (including any Person required to become a Guarantor or that becomes a Guarantor in connection with such transaction) and (y) if secured, Incremental Facilities shall not be secured by a Lien on any property or asset of the Borrower or any Guarantor that does not also secure the First Lien Initial Term Loans (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the latest maturity date with respect to the First Lien Term Facilities (the “Latest Maturity Date”) at the time of incurrence and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the First Lien Initial Term Loans); and

(vi) all other terms and conditions of such Incremental Facility, if not substantially consistent with the terms of the First Lien Initial Term Facility, will be reasonably satisfactory to the First Lien Administrative Agent (it being understood that (A) any Incremental Facility may provide for the ability to participate with respect to any voluntary prepayment, on a pro rata basis, greater than pro rata basis or less than a pro rata basis with the then-outstanding First Lien Initial Term Loans, (B) terms not substantially consistent with the First Lien Initial Term Facility which are applicable only after the Latest Maturity Date will be deemed to be satisfactory to the First Lien Administrative Agent, (C) terms contained in such Incremental Facility that are, taken as a whole, more favorable to the lenders or the agent of such Incremental Facility than those contained in the First Lien Term Loan Documents and are then conformed (or added) to the First Lien Term Loan Documents for the benefit of the First Lien Term Lenders or, as applicable, the First Lien Administrative Agent will be deemed to be satisfactory to the First Lien Administrative Agent and (D) terms contained in such Incremental Facility that, taken as a whole, reflect then current market terms and conditions (including with respect to high yield debt securities, to the extent applicable) at the time of incurrence thereof (as determined by the Borrower in good faith) will be deemed to be satisfactory to the First Lien Administrative Agent.

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In lieu of adding Incremental Facilities as set forth above, all or any part of the Incremental Facilities Cap may be used by the Loan Parties to incur (i) notes and/or loans that will be secured by liens on the Collateral that have the same priority as the liens that secure the First Lien Initial Term Facility (“Parity Lien Debt”), (ii) notes and/or loans that will be secured by liens on the Collateral that are junior in priority to the liens that secure the First Lien Initial Term Facility (“Junior Lien Debt”), and/or (iii) unsecured notes or loans (“Unsecured Debt” and, together with Parity Lien Debt and Junior Lien Debt, “Incremental Equivalent Debt”); provided that:

(a)   Incremental Equivalent Debt together with all Incremental Facilities will be capped at the Incremental Facilities Cap at the time of incurrence thereof;

(b)   except for Incremental Equivalent Debt incurred pursuant to the Inside Maturity Exception, the scheduled final maturity date of any Incremental Equivalent Debt will be no earlier than the final maturity date for the First Lien Initial Term Loans;

(c)   except for Incremental Equivalent Debt incurred pursuant to the Inside Maturity Exception, the weighted average life to maturity of any Incremental Equivalent Debt will be no shorter than the remaining weighted average life to maturity of the First Lien Initial Term Loans (without giving effect to any amortization or prepayments on the outstanding First Lien Initial Term Loans);

(d)   any Incremental Equivalent Debt that (i) is Parity Lien Debt may share on a pro rata basis or less than a pro rata basis in any mandatory prepayments of the First Lien Initial Term Loans (other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche), and (ii) is Junior Lien Debt or Unsecured Debt shall not be entitled to any mandatory prepayments except to the extent that prepayments are offered, to the extent required under the First Lien Initial Term Facility, first pro rata to the First Lien Initial Term Facility;

(e)   (x) if guaranteed, Incremental Equivalent Debt shall not be incurred or guaranteed by any Person other than the Borrower and the Guarantors (including any Person

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required to become a Guarantor or that becomes a Guarantor in connection with such transaction) and (y) if secured, Incremental Equivalent Debt shall not be secured by a Lien on any property or asset of the Borrower or any Guarantor that does not also secure the First Lien Initial Term Loans (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date of the First Lien Initial Term Loans at the time of incurrence and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the First Lien Initial Term Loans);

(f)   any Incremental Equivalent Debt that is Parity Lien Debt (other than any Excluded Facility) shall be subject to the MFN Provision; and

(g)   all other terms and conditions of such Incremental Equivalent Debt shall be as agreed by the Borrower and the lenders or investors providing such facility.

Refinancing Facilities:

The Borrower and the Loan Parties may refinance loans and commitments under the First Lien Initial Term Facility or any Incremental Facility on a dollar-for-dollar basis, from time to time, in whole or part, with one or more tranches of secured or unsecured indebtedness (such indebtedness, a “Refinancing Facility” and, together with the First Lien Initial Term Facility and each Incremental Facility under the First Lien Term Loan Documents, the “First Lien Term Facilities”). Providers of a Refinancing Facility issued under the First Lien Term Loan Documents must be reasonably acceptable to the Borrower and the First Lien Administrative Agent; provided that consent of the First Lien Administrative Agent will be required only to the extent it would have a consent right to an assignment of First Lien Initial Term Loans to such provider and such consent may not to be unreasonably withheld, conditioned or delayed.

The First Lien Term Loan Documents will contain those limitations and restrictions applicable to Refinancing Facilities substantially consistent with the Term Identified Precedent.

Purpose:	Proceeds of First Lien Initial Term Loans, together with the Closing Date proceeds of the ABL Loans (if any) will be used (a) on the Closing Date, to pay consideration due in the Tender Offer and pursuant the Acquisition Agreement, to consummate the Borrower Refinancing and the Promissory Note Repayment (to the extent the Promissory Note remains outstanding on the Closing Date), and to pay Initial Transaction Costs, and (b) on the Acquisition Date, to pay consideration due in the Merger and pursuant to the Acquisition Agreement, to consummate the Acquired Business Refinancing and to pay additional Transaction Costs, with any remainder available for general corporate purposes.

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Documentation Principles:	The definitive documentation for the First Lien Term Facilities (the “First Lien Term Loan Documents”) will (a) be prepared initially by counsel to the Borrower, (b) contain only the terms and conditions set forth in this Term Sheet, (c) reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their consolidated capital structure, size, geographic location, businesses and business practices, operations, financial accounting, matters disclosed in the Acquisition Agreement and the proposed business plan (including the Sponsor Model and investment thesis) and the industry and practices of Borrower, in each case, after giving effect to the Transactions, (d) be consistent with the proposed business plan, Sponsor Model and projections, in each case delivered to the Commitment Parties prior to the date hereof, (e) be based on, and, taken as a whole, no less favorable (except as expressly set forth in this Term Sheet) to, the Borrower and its restricted subsidiaries than, the definitive documentation for the transaction identified to you as Project Alpine (the “Term Identified Precedent”), (f) permit automatic reclassification of amounts initially incurred under all fixed dollar baskets, exceptions and thresholds of any covenant as having been incurred under applicable ratio baskets of such covenant (in each case, including pursuant to the Available Amount, the General RP Basket, the General Restricted Debt Prepayments Basket and pursuant to other baskets, exceptions and thresholds that are expressly shared between covenants), (g) not include capitalized leases in any calculations of Indebtedness for purposes of calculating any leverage ratio, (h) for purposes of calculating leverage ratios, permit netting of unrestricted cash without imposing any cap thereon and (i) in no event be less favorable to the Borrower and its subsidiaries than the Existing Credit Agreement of Creation; provided that the First Lien Term Loan Documents will be modified as necessary (i) to take into account any changes in law or accounting standards, (ii) to reflect customary modifications to the operational and agency provisions to reflect the requirements of the First Lien Administrative Agent, (iii) to include the Agreed LIBOR Replacement Provisions and the Agreed Erroneous Payment Provisions, and (iv) to include customary EU Bail-In and UK Bail-In provisions and customary ERISA lender provisions as published by the LSTA, to the extent necessary. The foregoing is referred to herein, collectively, as the “First Lien Documentation Principles.” Capitalized terms used but not defined in this Term Sheet have the meanings set forth in the Commitment Letter, the other exhibits thereto (including on the

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exhibit to the Commitment Letter to which this Term Sheet is attached entitled “Select Definitions”) or in the Fee Letter, or otherwise in the Term Identified Precedent, as applicable. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used. The First Lien Term Loan Documents will contain only those payment provisions, conditions to borrowing, mandatory prepayments, representations and warranties, covenants, events of default and guarantee and collateral provisions expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its restricted subsidiaries (and to the extent set forth below, Holdings) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods set forth in the Term Identified Precedent and otherwise consistent with the First Lien Documentation Principles.

For purposes of the First Lien Term Loan Documents, if any “market flex” provisions are exercised on or prior to the Closing Date, the First Lien Term Loan Documents shall be modified to adjust the applicable incurrence based covenant levels (taking into account any additional interest expense, any additional indebtedness and/or any additional OID or upfront fees) to maintain the agreed cushions and/or reflect the adjusted “Closing Date” leverage levels (or offset thereto), in each case, resulting from the exercise of such “market flex” terms. For the avoidance of doubt, “Closing Date” leverage levels shall give pro forma effect to the Acquisition.

Availability:	The Initial Term Facility must be drawn in a single drawing substantially concurrently with the consummation of the Tender Offer.

Ranking:	The Facilities will be senior obligations of the Borrower and the Guarantors and will be secured on a first priority basis (subject to permitted liens) by liens on the Fixed Asset Collateral and on a second priority basis (subject to permitted liens) by liens on the Current Asset Collateral.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity and Amortization:	The First Lien Initial Term Loans will mature on the 7th anniversary of the Closing Date (subject to extension with the consent of only the extending First Lien Term Lender) and will amortize in equal quarterly installments equal to 0.25% of the original principal amount thereof during each year of such Facility, commencing at the end of the second full fiscal quarter after the Closing Date (such payments subject to reduction as provided herein and in the First Lien Documentation Principles and such other reductions as the Borrower and the Lead

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Arrangers may agree), with the balance of the original principal amount of such First Lien Initial Term Facility payable at maturity; provided that amortization of any Incremental Term Facility may be adjusted in the form of an increase to the amortization of such Incremental Term Facility as may be necessary to cause the loans under such Incremental Term Facility to be treated as the same class as, and to permit “fungibility” with, the First Lien Initial Term Loans.

Guarantees:	All obligations of the Borrower under the First Lien Term Facilities will be unconditionally guaranteed jointly and severally on a senior secured basis (the “First Lien Guarantees”) by Holdings and each existing and subsequently acquired or organized wholly-owned material U.S. or Canadian subsidiary of the Borrower, subject to the First Lien Documentation Principles and other than Excluded Subsidiaries (as defined in Exhibit E) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors” and the Guarantors together with the Borrower, the “Loan Parties”); provided that any such guarantees will not be required to the extent it would result in a material adverse tax consequence to Holdings, the Borrower or any of its subsidiaries as reasonably determined by the Borrower in good faith in consultation with the First Lien Administrative Agent or if, but only to the extent and for so long as, prohibited or restricted by applicable law, rule or regulation or binding contractual obligation (binding on the Closing Date or on the date of acquisition of such Subsidiary and not entered into in contemplation of the Closing Date or such acquisition), including any requirement to obtain any consent, approval, license or authorization of any governmental authority or third party (other than a Loan Party or a restricted subsidiary) unless obtained; provided that special purpose entities shall constitute Excluded Subsidiaries. Entities with respect to which the Borrower, directly or indirectly, owns 50% or less of the voting equity interests will not be subsidiaries of the Borrower. Neither the Acquired Business nor any of its subsidiaries will be Loan Parties prior to the consummation of the Merger after the Initial Funding of the First Lien Initial Term Facility on the Closing Date.

Security:

Subject to the Certain Funds Provisions and the section entitled “Ranking” above, obligations of the Loan Parties in respect of the First Lien Term Facilities and the First Lien Guarantees will be secured jointly and severally by liens on the following property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the “Collateral”), in the case of the Fixed Asset Collateral, on a first priority basis (subject to permitted liens) and in the case of the Current Asset Collateral, on a second priority basis (subject to permitted liens):

(a)   substantially all of the personal property of the Borrower and each Guarantor including accounts, goods (including inventory and equipment), documents, instruments, investment property (including equity interests of the Borrower and each Guarantor and intercompany notes owned by Loan Parties), chattel paper, letters of credit, letter-of-credit rights, intangibles (as defined in the PPSA), commercial tort claims and general intangibles (including contract rights and intellectual property), as each such term is defined under Article 9 of the UCC or the PPSA, as applicable;

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(b)   real property of the Borrower and each Guarantor consisting of Material Real Property; and

(c)   proceeds and products of the property and assets described in clauses (a) and (b) above.

Notwithstanding anything to the contrary, the Collateral will exclude Excluded Assets (which will be defined consistent with the definition set forth in Exhibit E and in any event shall exclude the following from Collateral, without limitation and for the avoidance of doubt, (i) any real property (including leasehold interests) that is not Material Real Property (as defined below) (with all required mortgages being permitted to be delivered not less than 90 days after the Closing Date, as such period may be extended by the First Lien Administrative Agent in its discretion); (ii) pledges and security interests prohibited by applicable law, rule or regulation, which would require governmental (including regulatory) consent, approval, license or authorization to be pledged or that would require consent (other than from a Loan Party or a restricted subsidiary) that has not been obtained under any contractual obligation binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition (but excluding any prohibition or restriction that is ineffective under the UCC, the PPSA or other applicable law); (iii) (A) any shares of any Target Loan Party from the Closing Date through the Acquisition Date, (B) margin stock (including all shares of Target acquired in the Tender Offer (and issued by the Target after giving effect to the Merger) unless, and until such time as, such shares cease to constitute “margin stock” under Regulation U) and (C) equity interests in any person other than the Borrower and wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents after giving effect to the applicable anti-assignment provisions of the UCC or the PPSA; (iv) assets to the extent a security interest in such assets would result in a material adverse tax consequence as reasonably determined in good faith by the Borrower in consultation with the First Lien Administrative Agent; (v) any lease, license (or similar asset) or agreement to the extent that a grant of a security interest

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therein would violate or invalidate such lease, license (or similar asset) or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party or a restricted subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or the PPSA; provided, solely with respect to Collateral owned by Canadian Loan Parties, if during such time that any lease, license (or similar asset) or agreement is excluded as Collateral, the security interests and/or hypothecs granted to the First Lien Administrative Agent in the Collateral become enforceable, the Borrower and Guarantors shall hold such lease, license (or similar asset) or agreement in trust for the First Lien Administrative Agent and shall perform their obligations and exercise and enforce their rights under such lease, license (or similar asset) or agreement, including rights of disposition, at the direction of the First Lien Administrative Agent; (vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (but excluding any prohibition or restriction that is ineffective under the UCC, the PPSA or other applicable law); (vii) in the case of (1) any Foreign Subsidiary or (2) any subsidiary that holds no material assets other than equity (or equity and indebtedness) of (A) Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (a “FSHCO”), or (B) other FSHCOs, voting equity interests in excess of 65% of the outstanding voting equity interests, and no pledge shall be made of any equity interests of any subsidiary of the entities described in the foregoing clauses (1) and (2)) and (viii) any property or assets of any Target Loan Party from the Closing Date through the Acquisition Date; provided that no asset that is included in the Borrowing Base shall constitute an Excluded Asset.

Notwithstanding anything to the contrary set forth above, the Loan Parties will not be required, nor will the First Lien Administrative Agent be authorized, (a) to perfect security interests in the Collateral other than by (A) filings pursuant to the UCC or the PPSA in the office of the secretary of state (or similar central filing office) of the relevant state(s) or province and customary filings in the applicable real estate records with respect to Material Real Property, (B) customary filings in (i) the United States Patent and Trademark Office with respect to any material U.S. registered patents and trademarks and any applications therefor, (ii) the United States Copyright Office of the Library of Congress with respect to material copyright registrations in the United States, and (iii) the Canadian Intellectual Property Office with respect to intellectual property in Canada to the extent expressly required by the Facilities

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Documentation, in each case constituting Collateral, (C) mortgages in respect of fee-owned real property with a net book value at the Closing Date (with all required mortgages being permitted to be delivered not less than 90 days after the Closing Date, as such period may be extended by the First Lien Administrative Agent in its discretion) or, if acquired thereafter, at the time of acquisition thereof in excess of an amount equal to the greater of 5% of Closing Date EBITDA and 5% of TTM Consolidated Adjusted EBITDA (“Material Real Property”) or (D) subject to the Certain Funds Provisions, delivery to the First Lien Administrative Agent (and not, for the avoidance of doubt, to any other administrative agent except as required by the Intercreditor Agreements) to be held in its possession of all Collateral consisting of (i) equity securities constituting “certificated securities” under the UCC or the PPSA and (ii) debt instruments with a fair market value in excess of an amount equal to the greater of 10% of Closing Date EBITDA and 10% of TTM Consolidated Adjusted EBITDA, (b) to enter into any control agreement, lockbox or similar arrangement (other than as expressly required pursuant to the terms of the ABL Facility, where the ABL Administrative Agent is the controlling first-lien secured party and the First Lien Administrative Agent is not party thereto) with respect to any deposit account, securities account, commodities account or other bank account, or otherwise perfect a security interest with control of Collateral (other than control by possession of pledged equity and/or pledged debt as described in clause (a) above), (c) to take any action (A) outside of the United States or Canada with respect to any assets located outside of the United States and Canada, (B) in any non-U.S. and non-Canadian jurisdiction or (C) required by the laws of any non-U.S. or non-Canadian jurisdiction to create, perfect or maintain any security interest or otherwise, (d) (i) to take any action with respect to creating or perfecting a lien with respect to letters of credit, letter of credit rights, commercial tort claims, chattel paper, motor vehicles or other equipment constituting “serial numbered goods” under the PPSA or assets subject to a certificate of title (in each case, other than the filing of general “all-asset” UCC or PPSA financing statements) or (ii) to deliver landlord lien waivers, estoppels (other than PPSA estoppel letters from prior secured creditors reasonably requested by the First Lien Administrative Agent), bailee letters or collateral access letters (with respect to this clause (ii), other than as expressly required pursuant to the terms of the ABL Facility, and, for the avoidance of doubt, any such arrangement in favor of the First Lien Administrative Agent shall not be required) or (e) to take any action with respect to the Assignment of Claims Act or similar federal, state or provincial statutes or regulations. The First Lien Term Loan Documents will provide that “fair market value” will be determined by the Borrower in good

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faith, including fair market value of owned real property, shall be conclusive if fully disclosed in writing (in reasonable detail) to the First Lien Administrative Agent and the First Lien Term Lenders and neither the First Lien Administrative Agent nor the Required Lenders have objected to such determination within five business days of such disclosure to the First Lien Administrative Agent.

Notwithstanding the foregoing, assets will be excluded from the Collateral in circumstances where the cost or other consequence of obtaining perfecting or maintaining a security interest in such assets exceeds the fair market value thereof or the practical benefit to the First Lien Term Lenders afforded (or proposed to be afforded) thereby as reasonably agreed by the Borrower and the First Lien Administrative Agent.

Liens on assets that are transferred in a transaction permitted by the First Lien Term Loan Documents to a Person that is not (and is not required to be) a Loan Party, liens on assets of any Loan Party that becomes an Excluded Subsidiary in a transaction permitted by the First Lien Term Loan Documents, and liens on assets that become Excluded Assets, in each case shall be automatically released. Subject only to a receipt of an officer’s certificate of the Borrower, the First Lien Administrative Agent shall execute such acknowledgments and releases as the Borrower may reasonably request in connection with any such release, and the First Lien Administrative Agent shall be entitled to (and shall) rely exclusively on an officer’s certificate of the Borrower when executing any such acknowledgment or release; it being agreed that the First Lien Term Loan Documents shall contain appropriate remedies for breaches of the foregoing provisions to be agreed.

To the extent the ABL Administrative Agent determines any property or assets shall not become part of or shall be excluded from the Current Asset Collateral under a provision that exists in substantially the same form in both the ABL Loan Documents and the First Lien Term Loan Documents, the First Lien Administrative Agent shall automatically be deemed to accept such determination and shall promptly execute any documentation, if applicable, requested by the Borrower in connection therewith.

“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection, opposability or priority of the First Lien Administrative Agent’s security interests or hypothecs in any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than British Columbia, “PPSA”

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shall mean those personal property security laws (including the Civil Code of Québec and the regulations promulgated thereunder) in such other Canadian jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection, opposability or priority and for the definitions related to such provisions.

Mandatory Prepayments:

First Lien Initial Term Loans will be prepaid with:

(a)   Excess Cash Flow: 50% (with step-downs to 25% and 0% based on achieving reductions to the Closing Date First Lien Net Leverage Ratio of 0.50x and 1.00x, respectively) of the Borrower’s annual Excess Cash Flow, commencing with the first full fiscal year ending after the Closing Date; provided that (i) the amount of Excess Cash Flow prepayments required for such fiscal year will be reduced on a dollar-for-dollar basis by voluntary prepayments (including those made through (A) debt buybacks made by the Borrower and its restricted subsidiaries in an amount equal to the discounted amount actually paid in respect of such debt buyback and (B) payments utilizing the yank-a-bank provisions (to the extent such debt is retired instead of assigned)), in each case of the First Lien Initial Term Loans, Indebtedness that is secured on a pari passu basis to the First Lien Initial Term Loans, Indebtedness secured on a junior basis to the First Lien Initial Term Loans (including Indebtedness secured on a pari passu basis to the ABL Facility) (and to the extent comprising loans under a revolving facility (including the ABL Facility), to the extent accompanied by a permanent reduction of the corresponding commitment) (without duplication of amounts that reduced Excess Cash Flow) made during such fiscal year (or, without duplication, after the end of such fiscal year but prior to the date of any Excess Cash Flow payment), other than to the extent such prepayments are funded with the proceeds of long-term indebtedness, (ii) the amount of Excess Cash Flow prepayment required for such fiscal year will be reduced on a dollar-for-dollar basis by cash used for capital expenditures, Permitted Investments and restricted payments, in each case, other than to the extent funded with long-term indebtedness, and made during such fiscal year and, at the option of the Borrower, made prior to the date of such Excess Cash Flow prepayment (without duplication in any other Excess Cash Flow period) and (iii) any Excess Cash Flow prepayment that would be less than or equal to the greater of (a) 7.5% of Closing Date EBITDA and (b) 7.5% of TTM Consolidated Adjusted EBITDA will not be required to be made; provided that, for purposes of determining the applicable Excess Cash

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Flow percentage above, the First Lien Net Leverage Ratio will be calculated to give pro forma effect to all such prepayments, expenditures, investments and restricted payments that are made after the end of the applicable fiscal year but prior to the making of such Excess Cash Flow prepayment.

(b)   Certain Asset Sales & Casualty Events: 100% of the net cash proceeds of asset sales of Collateral (other than Current Asset Collateral) made pursuant to the General Asset Sale Basket or of Casualty Events with respect to Collateral (subject to step-downs to 50% and 0% based on First Lien Net Leverage Ratios of 0.50x and 1.00x inside the Closing Date First Lien Net Leverage Ratio (the “Asset Sale Step Downs”)) (including insurance and condemnation proceeds but with exceptions for ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer used or useful in the business and other exceptions consistent with the First Lien Documentation Principles or as the Borrower and the Lead Arrangers may agree) in excess of an amount per fiscal year equal to the greater of (a) 7.5% of Closing Date EBITDA and (b) 7.5% of TTM Consolidated Adjusted EBITDA, and subject to the right of the Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) in assets used or useful in the business of the Borrower or any of its restricted subsidiaries within 18 months and, if so committed to be reinvested, reinvested no later than 180 days after the end of such 18-month period or to permanently repay Indebtedness of non-guarantor subsidiaries.

(c)   Certain Debt Proceeds: 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (excluding debt permitted under the First Lien Term Loan Documents, but including Refinancing Facilities).

Mandatory prepayments pursuant to clauses (a) and (b) will be subject to limitations consistent with the First Lien Documentation Principles to the extent required to be made from cash at Foreign Subsidiaries (for this purpose, including Canadian subsidiaries), the repatriation of which would result in a material adverse tax consequence (as reasonably determined by the Borrower) or would be prohibited or restricted by applicable law. Each First Lien Term Lender will have the right to reject its pro rata share of any mandatory prepayment, in which case the amounts so rejected will be retained by the Borrower (with no obligation to repay such loans in the future).

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The above described mandatory prepayments will be applied on a pro rata basis to the First Lien Initial Term Loans and to any Incremental Facility that is secured by liens which are pari passu with the liens securing the First Lien Initial Term Loans and require such a prepayment (or a less than pro rata basis if permitted by such Incremental Facility) and to the installments thereof as directed by the Borrower (or, absent such direction, in direct order of maturity of the remaining installments of the First Lien Initial Term Loans and any such Incremental Facility); provided that the First Lien Term Loan Documents will provide that in the case of mandatory prepayments in respect of Excess Cash Flow or any asset sale or condemnation event, a ratable portion of the net proceeds thereof may be applied to prepay or offer to purchase Parity Lien Debt to the extent required under the terms of such debt.

Voluntary Prepayments/Reductions in Commitments:	Voluntary prepayments of borrowings of First Lien Initial Term Loans will be permitted at any time, without premium or penalty (other than as set forth below under the caption “Call Protection”), subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period. All voluntary prepayments of First Lien Initial Term Loans shall be applied as directed by the Borrower.

Call Protection:	Voluntary prepayments in connection with a Repricing Transaction (to be defined in accordance with the First Lien Documentation Principles) that occurs prior to the six-month anniversary of the Closing Date (with exceptions for a Qualifying IPO, a Change of Control (in each case, to be defined in accordance with the First Lien Documentation Principles), dividend recapitalization transactions, any material acquisition or similar Investment and any material disposition), shall, in each case, be subject to a prepayment premium of 1.00% of the principal amount of the First Lien Initial Term Loans so prepaid, refinanced or amended.

Representations and Warranties:	Subject to the Certain Funds Provision with respect to the Acquired Business and limited to the following (to be applicable to the Loan Parties and their restricted subsidiaries and in each case as qualified by disclosure schedules to be delivered by the Borrower on the Closing Date containing information necessary to make such representations and warranties accurate and complete on the Closing Date; provided that in the case of the Specified Representations, any such information on the disclosure schedules shall be

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reasonably acceptable to the First Lien Administrative Agent): organization, existence, qualification and power; compliance with laws; authorization; no contravention; governmental authorization; binding effect; financial statements; no material adverse effect; litigation; labor matters; ownership of property; liens; environmental matters; taxes; ERISA compliance; Canadian pension matters, including with respect to Canadian defined benefit plans; subsidiaries; margin regulations; investment company act; disclosure; intellectual property; licenses, etc.; solvency; beneficial ownership certificate; USA PATRIOT Act, FCPA and OFAC and other applicable sanctions and anti-corruption laws, including Canadian laws relating to sanctions, anti-corruption, terrorism and terrorism financing and Canadian anti-money laundering legislation (including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and Part II.1 of the Criminal Code (Canada)); creation, validity, priority and perfection of security interests in the Collateral (subject to permitted liens); and use of proceeds.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its restricted subsidiaries, taken as a whole, (b) the rights and remedies, taken as a whole, of the First Lien Administrative Agent under the applicable Loan Documents and (c) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the First Lien Term Loan Documents.

Conditions Precedent to Initial Borrowing on the Closing Date:	Limited to the Financing Conditions and subject to the Certain Funds Provision.

Conditions Precedent to Each Borrowing after the Closing Date:	(i) As set forth above under the heading “Incremental Facilities” and (ii) the delivery of a customary borrowing notice.

Affirmative Covenants:	Subject to the Certain Funds Provisions with respect to the Acquired Business, limited to the following (to be applicable to the Borrower and its restricted subsidiaries and in each case subject to the First Lien Documentation Principles): (a) Financial Statements, requiring delivery of (i) annual audited financial statements within 120 days of the end of each fiscal year (or, with respect to the first fiscal year ending after the Closing Date, within 150 days) (which may include a “going concern” qualification, exception or explanatory paragraph relating to an anticipated or actual financial covenant default, to an upcoming maturity date, and/or to the activities, operations, assets or liabilities of any unrestricted subsidiary), (ii) unaudited quarterly financial statements (for the first three

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fiscal quarters of any fiscal year) within 45 days of the end of each such fiscal quarter ending after the Closing Date (or, with respect to the first two fiscal quarters ending after the Closing Date for which unaudited quarterly financial statements are due, within 75 days (or, if the first fiscal quarter ending after the Closing Date is the fiscal quarter ended September 30, 2021, within 90 days for such fiscal quarter ended September 30, 2021), and with respect to the third fiscal quarter ending after the Closing Date for which unaudited quarterly financial statements are due, within 60 days), (iii) annual budgets (delivered simultaneously with audited annual financial statements), and (iv) customary reconciling information with respect to any unrestricted subsidiaries; (b) certificates and other information, requiring delivery of (i) compliance certificates, (ii) certain SEC filings, (iii) certain information regarding Collateral and (iv) beneficial ownership certificate; (c) notices of defaults and events of default, as well as litigation and ERISA Events and Canadian pension matters (subject, with respect to litigation and ERISA Events and Canadian pension matters (excluding Canadian defined benefit plans), to a Material Adverse Effect threshold); (d) payment of certain taxes; (e) preservation of existence; (f) maintenance of properties; (g) maintenance of insurance (subject to a Material Adverse Effect threshold, and a requirement to deliver, on a post-closing basis, customary insurance certificates and endorsements); (h) compliance with laws (including PATRIOT Act, OFAC, FCPA and other applicable sanctions and anti-corruption laws (including Canadian laws relating to sanctions, anti-corruption, terrorism and terrorism financing and Canadian anti-money laundering legislation (including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and Part II.1 of the Criminal Code (Canada)); (i) books and records; (j) inspection rights; (k) covenant to guarantee obligations and give security (including customary further assurances with respect to guarantees and security); (l) designation of subsidiaries; (m) change in nature of business; (n) commercially reasonable efforts to maintain public corporate credit or family ratings and public facility ratings (but not to maintain any specific rating); (o) environmental matters; (p) use of proceeds; and (q) at the request of the Administrative Agent, lender calls to be held not more frequently than quarterly. The Borrower will not be required to deliver to the First Lien Administrative Agent or to any First Lien Term Lender (i) Borrowing Base Certificates, field examinations, inventory appraisals or any other ABL-specific administrative materials delivered under the ABL Facility (including with respect to any Eligible Reserve (as defined in Exhibit B)), (ii) monthly financial statements delivered under the ABL Facility in connection with calculation of the financial covenant thereunder or (iii) any “flash”

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numbers delivered under the ABL Facility during a “Liquidity Condition” or “Specified Default” (as each such term is defined in Exhibit B). In addition, each Target Loan Party will be required on the Acquisition Date to make the Specified Representations with respect to itself upon its execution and delivery of the Facilities Documentation for the Facilities, subject to the Certain Funds Provisions.

Negative Covenants:

Subject to the Certain Funds Provisions with respect to the Acquired Business, limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, with respect to the passive holding company covenant, applicable to Holdings only, including those exceptions, baskets and qualifications contained in the Term Identified Precedent and in any event subject, in each case, to the First Lien Documentation Principles):

(a) Liens: restricting liens, with baskets for, without limitation (i) liens securing Permitted Ratio Debt to the extent permitted to be secured, (ii) liens securing assets of entities that become restricted subsidiaries, if such liens were not incurred in anticipation of such entity becoming a restricted subsidiary as long as such liens do not encumber any assets of the Borrower or its restricted subsidiaries (other than those subsidiaries acquired in such transaction), (iii) liens on assets owned by (x) Loan Parties which assets do not constitute Collateral or (y) non-Loan Parties, in each case to the extent securing obligations of any subsidiary of the Borrower that is not a Guarantor, (iv) liens securing capital lease/purchase money debt or permitted sale-leasebacks, (v) liens securing Indebtedness incurred in connection with any Permitted Investment (so long as such Indebtedness is in compliance with the terms applicable to Permitted Ratio Debt at the time of incurrence thereof) and (vi) a general basket permitting liens securing Indebtedness (including Indebtedness secured on a pari passu basis with the Initial Term Loans) not to exceed the greater of 100% of Closing Date EBITDA and 100% of TTM Consolidated Adjusted EBITDA; provided that the aggregate outstanding principal amount of debt secured by liens on assets of restricted subsidiaries of Holdings that are not Guarantors pursuant to clauses (i) and (v) above in the aggregate shall not exceed the greater of 35% of Closing EBITDA and 35% of LTM EBITDA;

(b) Investments: restricting Investments, with baskets for, without limitation (i) unlimited investments subject to no Event of Default and to compliance with a Total Net Leverage Ratio equal to or less than the Closing Date Total Net Leverage Ratio, less 0.50 to 1.00, (ii) subject to no Specified First Lien Event of Default, investments with the Available Amount (defined

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consistent with the First Lien Documentation Principles and including (A) a “starter” prong of the greater of 50% of Closing Date EBITDA and 50% of TTM Consolidated Adjusted EBITDA, (B) a “builder prong” equal to either (x) 50% of cumulative Consolidated Net Income (beginning on the first day of the fiscal quarter in which the Closing Date occurs) or (y) retained excess cash flow (which, in each case of clauses (x) and (y), shall not be less than zero)[7], and (C) retained proceeds from asset sales not subject to mandatory prepayment), without any conditions, (iii) investments in restricted subsidiaries (including entities that become restricted subsidiaries in connection with such investment), with no cap for investments in non-Loan Parties, (iv) investments in Immaterial Subsidiaries (to be defined consistent with the First Lien Documentation Principles) so long as such entities remain Immaterial Subsidiaries, (v) investments in unrestricted subsidiaries not in excess of the greater of 20% of Closing Date EBITDA and 20% of TTM Consolidated Adjusted EBITDA, (vi) investments in joint ventures not in excess of the greater of 20% of Closing Date EBITDA and 20% of TTM Consolidated Adjusted EBITDA, (vii) Permitted Acquisitions, with no cap for investments in non-Loan Parties, (viii) investments in similar businesses not in excess of the greater of 20% of Closing Date EBITDA and 20% of TTM Consolidated Adjusted EBITDA, (ix) investments in an amount not to exceed the aggregate of the unused amount of each of the General RP Basket and the General Restricted Debt Prepayments Basket (which such baskets, for the avoidance of doubt, shall be reduced by the amount of such incurrence on a dollar-for-dollar basis), (x) investments made using proceeds of equity contributions or qualified equity issuances (so long as the contributed equity or issuance is not a Specified Equity Contribution and will not also increase the Available Amount and is not otherwise applied), (xi) consummation of the Acquisition, and (xii) a general basket of the greater of 100% Closing Date EBITDA and 100% TTM Consolidated Adjusted EBITDA;

(c) Indebtedness: restricting the incurrence of Indebtedness, with baskets for, without limitation (i) contribution indebtedness equal to 200% of the amount of equity contributed or issued, as applicable, (ii) Permitted Ratio Debt, (iii) capital lease/purchase money debt of the greater of 30% of Closing Date EBITDA and 30% of TTM Consolidated Adjusted EBITDA, (iv) non-Loan Party debt of the greater of 35% of Closing Date EBITDA and 35% of TTM Consolidated Adjusted EBITDA, (v) cash collateralized letters of credit and

[7]	NTD: The choice between the “builder” component (B)(x) and (B)(y) in this clause (ii) must be made prior to the launch of general syndication

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letters of credit not secured by Collateral, (vi) Incremental Equivalent Debt, (vii) Indebtedness (a) incurred in connection with any Permitted Investment (so long as in compliance with the terms applicable to Permitted Ratio Debt at the time of incurrence thereof), subject to customary restrictions on maturity and weighted average life to maturity (“Incurred Acquisition Debt”) and (b) assumed in connection with any Permitted Investment (so long as in compliance with the financial ratio requirements applicable to Permitted Ratio Debt (without any requirement to be in compliance with any other terms applicable to Permitted Ratio Debt)), (viii) [reserved], (ix) earnouts, seller notes and similar obligations without cap, (x) [reserved], (xi) indebtedness of joint ventures of the greater of 20% of Closing Date EBITDA and 20% of TTM Consolidated Adjusted EBITDA, (xii) unsecured indebtedness in an amount not to exceed the aggregate of the unused amount of each of the General RP Basket and the General Restricted Debt Prepayments Basket (which such general baskets, for the avoidance of doubt, shall be reduced by the amount of such incurrence on a dollar-for-dollar basis), (xiii) indebtedness incurred in connection with a permitted sale-leaseback transaction, (xiv) (1) indebtedness incurred under the ABL Facility in an amount not to exceed 115% of the maximum amount of commitments and incremental capacity under such facility as of the Closing Date and (2) protective advances and over-advances under the ABL Facility in an amount not to exceed $10 million, and (xv) a general basket of the greater of 100% Closing Date EBITDA and 100% TTM Consolidated Adjusted EBITDA (the “General Debt Basket”); provided that (A) the aggregate outstanding principal amount of debt incurred or assumed by restricted subsidiaries of Holdings that are not Guarantors pursuant to clauses (ii) and (vii)(a) above in the aggregate shall not exceed the greater of 30% of Closing EBITDA and 30% of LTM EBITDA; and (B) any debt incurred pursuant to clause (ii) or (vii)(a) above shall be subject to customary restrictions on maturity and weighted average life to maturity, and in the case that such debt is Parity Lien Debt in the form of term loans (other than any Excluded Facility), shall also be subject to the MFN Provision.

(d) Fundamental Changes: restricting certain mergers, liquidations and amalgamations, subject to exceptions consistent with the First Lien Documentation Principles;

(e) Dispositions: restricting Dispositions (other than issuances of equity of restricted subsidiaries), with exceptions including (i) a basket (the “General Asset Sale Basket”) for unlimited dispositions subject to no default, receipt of fair market value and 75% cash consideration and subject to customary exceptions (including a basket for non-cash

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consideration that may be designated as cash consideration, and including that the 75% cash requirement will not apply to Dispositions not exceeding the greater of 10% of Closing Date EBITDA and 10% of TTM Consolidated Adjusted EBITDA) consistent with the First Lien Documentation Principles, (ii) a de minimis basket for dispositions of property with a fair market value less than the greater of 10% of Closing Date EBITDA and 10% of TTM Consolidated Adjusted EBITDA per transaction, (iii) a basket for dispositions of equity interests in, indebtedness owing by, or other securities of, any unrestricted subsidiary, (iv) a basket for dispositions of assets not constituting Collateral and (v) sale leaseback transactions in an aggregate amount not to exceed the greater of 30% of Closing Date EBITDA and 30% of TTM Consolidated Adjusted EBITDA per transaction;

(f) Restricted Payments: restricting Restricted Payments, with baskets for (i) unlimited restricted payments subject to no Event of Default and compliance with a Total Net Leverage Ratio equal to or less than the Closing Date Total Net Leverage Ratio, less 1.00 to 1.00, (ii) subject to no Specified First Lien Event of Default, restricted payments with the Available Amount, (iii) management equity buybacks of the greater of 15% of Closing Date EBITDA and 15% of TTM Consolidated Adjusted EBITDA per fiscal year (with such percentages increased to 20% post-IPO), with carry forward of unused amounts to succeeding years, (iv) customary tax distributions consistent with the First Lien Documentation Principles, (v) annual restricted payments following an IPO not to exceed the greater of 6% of the IPO proceeds and 6% of IPO market capitalization, (vi) distributions of investments in one or more unrestricted subsidiaries (excluding unrestricted subsidiaries the principal assets of which are cash and cash equivalents received from Loan Parties), (vii) [reserved], (viii) restricted payments made using proceeds of equity contributions or qualified equity issuances (so long as the contributed equity or issuance is not a Specified Equity Contribution and will not also increase the Available Amount and is not otherwise applied) and (ix) subject to no Event of Default, a general basket of the greater of 35% of Closing Date EBITDA and 35% of TTM Consolidated Adjusted EBITDA (the “General RP Basket”);

(g) Transactions with Affiliates: restricting transactions with Affiliates of a Loan Party, with baskets for (i) transactions not in excess of $5 million, (ii) affiliated investments in debt of Holdings or any restricted subsidiary and/or disqualified equity of Holdings (without a cap in either case), and (iii) transactions with joint ventures in the ordinary course of business;

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(h) Burdensome Agreements: restricting the ability of a Loan Party to agree to restrictions on its ability to grant Liens securing the Facilities or of any restricted subsidiary to agree to restrictions on its ability to make distributions;

(i) Restricted Debt Prepayments (restricting ability to prepay indebtedness that is (A) contractually subordinated in right of payment to the First Lien Term Facilities (collectively, “Junior Financing”) or (B) Junior Lien Debt (but not including, in any case, (I) indebtedness under the ABL Facility or (II) any restrictions on making of an AHYDO “catch-up payment), with baskets for (i) unlimited prepayments subject only to no Event of Default and compliance with a pro forma Total Net Leverage Ratio that is equal to or less than the Closing Date Total Net Leverage Ratio, less 1.00 to 1.00, (ii) subject to no Specified First Lien Event of Default, payments with the Available Amount, (iii) permitted refinancings, (iv) mandatory prepayments or redemptions, regularly scheduled interest and principal payments, closing or consent fees, indemnity and expense reimbursement, in each case unless prohibited by applicable subordination provisions, (v) prepayments made using proceeds of equity contributions or qualified equity issuances (so long as the contributed equity or issuance is not a Specified Equity Contribution and will not also increase the Available Amount and is not otherwise applied), (vi) subject to no Event of Default, prepayments in an amount not to exceed the aggregate of the unused amount of the General RP Basket (which such basket, for the avoidance of doubt, shall be reduced by the amount of such incurrence on a dollar-for-dollar basis) and (vii) subject to no Event of Default, a general basket of the greater of 35% of Closing Date EBITDA and 35% of TTM Consolidated Adjusted EBITDA (the “General Restricted Debt Prepayments Basket”);

(j) Changes to Junior Financing or Organizational Documents: restricting modifications to organization documents or documents governing Junior Financing in a manner materially adverse to the Lenders (taken as a whole);

(k) Fiscal Year: changes in fiscal year (which may be changed by agreement between the Borrower and the First Lien Administrative Agent without the consent of any Lender);

(l) Passive Holding Company: restricting Holdings from engaging in any trade or business subject to exceptions consistent with the First Lien Documentation Principles; and

(m) Canadian Defined Benefit Plans: restrictions on establishing, maintaining and/or guaranteeing the obligations of a Canadian defined benefit pension plan. Certain dollar baskets will include a growing concept based on TTM Consolidated Adjusted EBITDA.

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The Borrower will be permitted to divide an classify any item among available baskets, exceptions or thresholds within the same covenant and thereafter re-divide and re-classify such items (including from fixed baskets to ratio-based baskets) within the same covenant (in each case, including pursuant to the Available Amount, the General RP Basket, the General Restricted Debt Prepayments Basket and pursuant to other baskets, exceptions and thresholds that are expressly shared between covenants), including all components of any Incremental Facility, in each case, subject to customary “stacking” provisions with respect to concurrent utilization of revolving credit commitments and fixed baskets, on the one hand, and ratio-based baskets, on the other hand (and amounts incurred under all fixed baskets will automatically be reclassified to ratio-based as and when possible).

Compliance with a negative covenant in the First Lien Term Loan Documents may be permitted in part by one basket or exception (including the Fixed Amount and Ratio Amount) and in part by another, in the Borrower’s discretion. Unless the Borrower elects otherwise, compliance will be deemed to be first pursuant to a basket or exception based on a financial ratio (to the maximum extent permitted by such basket or exception) prior to being determined pursuant to any other basket or exception, including those based on a fixed dollar amount. The First Lien Administrative Agent will execute intercreditor agreements upon request, in a form substantially consistent with the appropriate form included as one of the exhibits to the credit agreement with respect to the First Lien Term Facilities, solely to the extent the applicable debt and liens subject to any such intercreditor agreements are permitted to be incurred under the First Lien Term Loan Documents and are permitted by the First Lien Term Loan Documents to have the priority set forth in such intercreditor agreement.

The First Lien Term Loan Documents will contain “limited condition transaction” provisions consistent with the Term Identified Precedent, which will allow the Borrower to elect (an “LCT Election,” and the date of such election, an “LCT Election Date”) to test compliance with any ratio, accuracy of representation, absence of default or event of default or other condition precedent in connection with (w) a disposition or fundamental change, (x) any transaction in connection with a Permitted Investment, (y) a repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered or (z) any

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Restricted Payment (each, a “Limited Condition Transaction”) as of the date of execution of a definitive agreement or notice for such Limited Condition Transaction. If an LCT Election is made, then at the time of consummation of the related transactions the only requirement as to absence of defaults or events of default will be that no Specified First Lien Event of Default shall have occurred and be continuing, and the only representations and warranties that will be required to be made will be the Specified Representations. Indebtedness under revolving, delayed draw and other committed facilities may be incurred from time to time if the full amount of such Facility was permitted to be incurred on the date commitments with respect to such facilities were obtained assuming such commitments were fully drawn on such date (and compliance will not need to be tested on any subsequent date), so long as such indebtedness (other than indebtedness under a revolving facility or under any other basket or exception based on a fixed amount) is deemed to be outstanding in such full amount (except to the extent of repayment or reduction of commitments) for purposes of determining the amount of other indebtedness that can be simultaneously incurred.

Financial Covenant:	None.

Unrestricted Subsidiaries:	Subject only to no continuing Event of Default, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that no Loan Party and no restricted subsidiary may transfer to any unrestricted subsidiary, and no unrestricted subsidiary may hold, any intellectual property that is material to the business of the Borrower and its restricted subsidiaries (taken as a whole). The designation of any unrestricted subsidiary as a restricted subsidiary will be deemed to be an incurrence at the time of such designation of indebtedness of such subsidiary or of liens on the assets of such subsidiary, in each case, outstanding on the date of such designation. The designation of any subsidiary as an unrestricted subsidiary will constitute an investment in an amount equal to the fair market value of the subsidiary designated for purposes of the investments negative covenant. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants or events of default of the First Lien Term Loan Documents, the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the First Lien Term Loan Documents and any cash or cash equivalents of any unrestricted subsidiary will not be taken into account for purposes of any net debt calculation under the First Lien Term Loan Documents. Any unrestricted subsidiary must also be unrestricted under the ABL Facility (or any refinancing thereof).

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Events of Default:	Subject to the Certain Funds Provisions with respect to the Acquired Business, limited to the following and subject to the First Lien Documentation Principles: (a) nonpayment of principal, interest and fees (with a five business day grace period for nonpayment of interest and fees); (b) failure by any Loan Party or any restricted subsidiary to perform negative covenants or the affirmative covenants to provide notice of default or maintain the Borrower’s existence; (c) failure by any Loan Party to perform affirmative covenants (except as described in clause (b)) or other covenants subject to a 30 day grace period after the date on which written notice of default from the First Lien Administrative Agent is received; (d) any representation or warranty is incorrect in any material respect (but in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect” after giving effect to such qualifier) when made (with a 30 day cure period consistent with the Term Identified Precedent for representations and warranties capable of being cured (other than the Specified Representations and Acquisition Agreement Representations, in each case, made on the Closing Date (including, for the avoidance of doubt, those made by the Target Loan Parties and their subsidiaries, in each case, at the Merger Effective Time on the Acquisition Date)) at the end of which such representation or warranty must be accurate in all respects or all material respects, as applicable); (e) cross- default to continuing defaults by a Loan Party or material restricted subsidiary under indebtedness with a principal amount outstanding greater than the Threshold Amount (provided that with respect to a breach of any financial maintenance covenant in the ABL Facility, no such breach shall constitute an event of default under the First Lien Term Facilities until the obligations under the ABL Facility are accelerated); (f) bankruptcy, insolvency and similar proceedings of a Loan Party or a material restricted subsidiary; (g) material monetary judgment defaults in excess of the Threshold Amount against a Loan Party or a material restricted subsidiary (to the extent not covered by insurance or other indemnity); (h) invalidity of the First Lien Term Loan Documents (including any Guarantees), a material security interest or a material portion of the Collateral; (i) ERISA events; (j) Change of Control and (k) certain ERISA and Canadian pension events.

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Voting:

Amendments and waivers of the First Lien Term Loan Documents will require the approval of one or more First Lien Term Lenders (the “Required Lenders”) holding more than 50% of the aggregate amount of loans and commitments under the First Lien Term Facilities, except that: (a) the consent of each First Lien Term Lender directly and adversely affected thereby will be required with respect to (i) extensions or increases in commitments of such First Lien Term Lender, (ii) reductions of principal, interest (other than default interest) or fees (it being understood and agreed that (A) the waiver of any mandatory prepayment, default interest, default or event of default and (B) changes to “hardwired” LIBOR replacement provisions, in each case, will only require the consent of the Required Lenders), (iii) extensions of scheduled amortization, the date of payment of interest or any fee or of final maturity, (iv) changes in the “waterfall”, “pro rata sharing” and “pro rata payment” provisions and (v) subordination of Liens securing, or subordination of right of payment of, the First Lien Initial Term Facility to other indebtedness for borrowed money; provided that with respect to this clause (v), a First Lien Term Lender who is offered the opportunity to provide, on a pro rata basis, such priority indebtedness will be deemed not to have been directly and adversely affected by the incurrence thereof (regardless of whether such First Lien Term Lender actually provides such priority indebtedness); (b) the consent of 100% of the First Lien Term Lenders will be required with respect to amendments that effect (i) changes in voting thresholds and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the aggregate value of the Guarantees; and (c) the consent of the First Lien Administrative Agent will be required to amend, modify or otherwise affect the rights and duties of the First Lien Administrative Agent; provided that, if a First Lien Term Lender has a net short TRS, CDS or other derivatives hedging position with respect to the Borrower and/or any other Loan Party, the ability of the Required Lenders to vote will be limited in a manner consistent with the Term Identified Precedent.

Notwithstanding the foregoing, amendments and waivers that affect only the First Lien Term Lenders under a particular facility or tranche will require only the consent of First Lien Term Lenders holding more than 50% of the aggregate commitments and loans under such First Lien Term Facility or tranche, as applicable.

The First Lien Term Loan Documents will contain provisions for replacing (a) non-consenting First Lien Term Lenders in connection with amendments and waivers requiring the consent of all relevant First Lien Term Lenders or of all relevant First Lien Term Lenders adversely affected thereby so long as relevant First Lien Term Lenders holding more than 50% of the aggregate amount of the loans and commitments under the relevant Facilities have consented thereto, (b) First Lien Term Lenders that make a claim for increased costs, taxes, etc., and (c) any First Lien Term Lender that is or becomes a Disqualified Lender.

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The First Lien Term Loan Documents will contain “amend and extend” and “refinancing” provisions (on terms consistent with the First Lien Documentation Principles) pursuant to which the Borrower may refinance or extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending or refinancing lenders; provided that it is understood that no existing First Lien Term Lender will have any obligation to commit to any such extension or refinancing.

The First Lien Term Loan Documents will permit amendments thereof, without the approval or consent of the First Lien Term Lenders, to effect a Repricing Transaction (defined consistent with the First Lien Documentation Principles) other than any First Lien Term Lender holding loans subject to such Repricing Transaction that will continue as a First Lien Term Lender in respect of the repriced tranche of loans or modified loans.

Non-pro-rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs consistent with the First Lien Documentation Principles.

Yield Protection and Increased Costs:	Consistent with the First Lien Documentation Principles, including customary tax gross-up provisions (including no gross-up for FATCA taxes) and customary protections for increased costs imposed as a result of the Dodd-Frank Act or Basel III.

Defaulting Lenders:	Consistent with the First Lien Documentation Principles. At the Borrower’s option, the Borrower may prepay the loans and/or terminate the commitments of any defaulting First Lien Term Lender without penalty or premium.

Assignments and Participations:	The First Lien Term Lenders will be permitted to assign loans and commitments (other than to natural persons, Disqualified Lenders or First Lien Term Lenders that have become defaulting First Lien Term Lenders) with the consent of the Borrower (in each case, unless a Specified First Lien Event of Default has occurred and is continuing or such assignment is an assignment of commitments or loans under a First Lien Term Facility to a First Lien Term Lender, an affiliate of a First Lien Term Lender or an approved fund) and the First Lien Administrative Agent, in each case such consent not to be unreasonably withheld or delayed. The Borrower will be deemed to have consented to an assignment of commitments or loans under a First Lien Term Facility if it has not responded within 10 business days after receipt of written request for such

Project Iconic – Exhibit C

consent. Each assignment (except to other First Lien Term Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million in the case of any First Lien Term Facility. The First Lien Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. The First Lien Administrative Agent will make the list of Disqualified Lenders available to a Lender upon request by such Lender.

Assignments of First Lien Initial Term Loans (including under Incremental Facilities) to the Institutional Investors and their affiliates (other than Holdings and its subsidiaries) (each, an “Affiliated Lender”) will be permitted (a) on a non-pro rata basis through open market purchases and/or (b) through Dutch auctions open to all First Lien Term Lenders on a pro rata basis in accordance with customary procedures, subject to the following limitations:

(a)   for purposes of any amendment, waiver or modification of the First Lien Term Loan Documents that does not require the consent of each First Lien Term Lender or each affected First Lien Term Lender or does not adversely affect such Affiliated Lender in its capacity as such in any material respect as compared to other First Lien Term Lenders and for purposes of any bankruptcy plan of reorganization or similar bankruptcy or insolvency proceeding under the laws of Canada, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated First Lien Term Lenders voting on such matter;

(b)   Affiliated Lenders will not be permitted to attend/participate in conference calls or meetings attended solely by the First Lien Term and the First Lien Administrative Agent, or to receive information provided solely to the First Lien Term Lenders or to receive the advice of counsel to the First Lien Administrative Agent or the First Lien Term Lenders, nor may Affiliated Lenders challenge the attorney-client privilege between the First Lien Administrative Agent and counsel to the First Lien Administrative Agent or between the First Lien Term Lenders and counsel to the First Lien Term Lenders (if any); and

(c)   First Lien Initial Term Loans owned or held by the Affiliated Lenders must not, in the aggregate for all such persons, exceed 25% of the aggregate amount of loans under the First Lien Term Facilities and any Incremental Facility, as the case may be, outstanding at the time of assignment or purchase;

Project Iconic – Exhibit C

provided that a Debt Fund Affiliate (as defined below) will not be subject to the foregoing limitations described in clauses (a) through (c) above; provided further, that all loans held by Debt Fund Affiliates may not account for more than 49.9% of the loans of consenting First Lien Term Lenders included in determining whether Required Lenders have consented to any amendment, modification, waiver or any other action with respect to any of the terms of, or otherwise have acted in any manner with respect to, the First Lien Term Loan Documents.

In addition, the First Lien Term Loan Documents will provide that assignments of loans under the First Lien Term Facilities to Holdings or any of its subsidiaries will be permitted through (a) open-market purchases on a non-pro rata basis and/or (b) Dutch auctions open to all First Lien Term Lenders on a pro rata basis in accordance with customary procedures, in each case so long as (i) no event of default has occurred and is continuing or would result after giving effect to any such assignment; (ii) the loans purchased are automatically and immediately cancelled; and (iii) no proceeds from any ABL Loan shall be used to purchase First Lien Term Loans.

The First Lien Term Lenders will be permitted to participate loans and commitments to other people (except Disqualified Lenders). Voting rights of participants will be limited to matters in respect of (a) increases or extensions of commitments participated to such participant, (b) reductions of principal, interest (other than default interests) or fees (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default will not require the consent of the participant), and (c) extensions of scheduled amortization, date of payment of interest and any fee or final maturity and (d) releases of all or substantially all of the Collateral or all or substantially all of the aggregate value of the Guarantees (other than in connection with any transfer or sale of Collateral or of the relevant Guarantor or any other transaction permitted by the First Lien Term Loan Documents).

Notwithstanding the foregoing, in no event will the First Lien Administrative Agent be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders, “affiliated” lenders or “net short” lenders. Without limiting the generality of the foregoing, the First Lien Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any First Lien Term Lender or participant or prospective First Lien Term Lender or participant

Project Iconic – Exhibit C

is a Disqualified Lender, “affiliated” lender or “net short” lender or (y) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information, to any Disqualified Lender, “affiliated” lender or “net short” lender or (z) have any liability with respect to or arising out of the voting in any amendment or waiver to any First Lien Term Loan Documents by any “net short” lender.

The Borrower shall have the benefit of yank-a-bank provisions with respect to First Lien Term Lenders that become Disqualified Lenders after the date of the Commitment Letter.

“Debt Fund Affiliate” means any affiliate of the Sponsor (other than Holdings, its subsidiaries or a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the persons making investment decisions for such affiliate are not primarily engaged in the making, acquiring or holding of equity investments in Holdings, the Company or any of its subsidiaries.

Expenses and Indemnification:

The Borrower shall pay (a) so long as the Closing Date occurs, all reasonable, documented and invoiced out-of-pocket expenses of the First Lien Administrative Agent and the Lead Arrangers associated with the syndication of the First Lien Initial Term Facility and the preparation, execution, delivery and administration of the First Lien Term Loan Documents and any amendment or waiver with respect thereto and (b) all reasonable and documented or invoiced out-of-pocket expenses of the First Lien Administrative Agent in connection with the enforcement of the First Lien Term Loan Documents.

The Borrower will indemnify the First Lien Administrative Agent, the Lead Arrangers and the First Lien Term Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all losses, claims, damages, costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to the First Lien Term Facilities, the use or proposed use of the proceeds thereof, the Transactions, the First Lien Term Loan Documents, any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates, creditors or shareholders or any other person) that

Project Iconic – Exhibit C

relate to the First Lien Term Loan Documents; provided that no indemnified person will be indemnified for consequences resulting from such indemnified person’s gross negligence, willful misconduct, bad faith or material breach of the First Lien Term Loan Documents, in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction. This paragraph shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from a non-tax claim.

Governing Law and Forum:	New York.

Counsel to the First Lien Administrative Agent and Lead Arrangers:	U.S. Counsel: Davis Polk & Wardwell LLP. Canadian Counsel: Borden Ladner Gervais LLP.

Project Iconic – Exhibit C

ANNEX I TO EXHIBIT C

Interest Rates:

The interest rate applicable to the First Lien Initial Term Facility will be, at the option of the Borrower, (a) Adjusted LIBOR plus the Applicable Margin, or (b) ABR plus the Applicable Margin.

As used in Exhibit C (including this Annex):

“Adjusted LIBOR” means the London interbank offered rate for such currency, adjusted for statutory reserve requirements; provided that “Adjusted LIBOR” in respect of the First Lien Initial Term Loans will be no less than 0.50% per annum.

“ABR” means the highest of (a) the rate of interest last quoted by the Wall Street Journal as the “prime rate” in the United States, (b) the greater of Federal Funds Rate and Overnight Bank Funding Rate plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Applicable Margin” means, with respect to the First Lien Initial Term Facility, initially (i) 4.75% per annum, in the case of Adjusted LIBOR loans, and (ii) 3.75% per annum, in the case of ABR loans, in each case subject to adjustment as specified in the following paragraph.

From and after the first full fiscal quarter completed after the Closing Date, the Applicable Margin will be subject to 25 basis point step-downs determined by a reference to a First Lien Net Leverage Ratio reflecting reductions of 0.50x and 1.00x, respectively, to the Closing Date First Lien Net Leverage Ratio; provided that, upon the consummation at any time of a Qualifying IPO, the Applicable Margin that would otherwise be applicable for any fiscal quarter will be reduced by 25 basis points.

Additionally:

Adjusted LIBOR borrowings may be made for interest periods of 1, 3 or 6 (or, if agreed to by all applicable First Lien Term Lenders, 12) months or any other period as may be agreed, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed); provided that interest on ABR loans will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

C-I-1

Project Iconic – Annex I to Exhibit C

Default Rate:	During the continuance of a Specified First Lien Event of Default, overdue amounts will bear interest at, with respect to principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to ABR loans plus 2.00% per annum.

C-I-2

Project Iconic – Annex I to Exhibit C

CONFIDENTIAL	EXHIBIT D

Project Iconic

Conditions Annex8

The commitments of the Initial Lenders and the Lead Arrangers’ and other agents’ agreements to perform the services described herein are subject to the satisfaction (or waiver by the Lead Arrangers) of only the following conditions precedent:

1. (a) the Tender Offer has been consummated or will be consummated substantially concurrently with the Initial Funding of the Facilities in accordance with the terms of the Acquisition Agreement; and (b) since the date of this Commitment Letter, the Acquisition Agreement has not been amended, supplemented, waived or modified (whether pursuant to your consent or otherwise) in any respect by you or any of your affiliates in a manner that is materially adverse to the Commitment Parties or Lenders, in their respective capacities as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within three (3) business days of receipt of written notice of such amendment, supplement, waiver or modification;

provided further, that (i) a reduction in the purchase price under the Acquisition Agreement (or amendment to the Acquisition Agreement pursuant to which such reduction is made) will be deemed not to be materially adverse to the Commitment Parties or Lenders as long as such reduction is allocated to reduce any amounts to be funded under the First Lien Initial Term Facility on the Closing Date, (ii) any amendment, supplement, waiver or modification to the terms of the Tender Offer or the Acquisition Agreement that has the effect of increasing the cash purchase price thereunder to be paid on the Closing Date or the Acquisition Date will be deemed not to be materially adverse to the Commitment Parties or Lenders if such increase is not funded with indebtedness for borrowed money incurred on the Closing Date to and including the Acquisition Date, as applicable, (iii) any extension of the Expiration Time (as defined in the Acquisition Agreement as in effect on the date hereof) of the Tender Offer will be deemed not to be materially adverse to the Commitment Parties or the Lenders as long as such extension does not exceed (and would not cause the Merger to exceed) the “Outside Date” (as defined in the Acquisition Agreement as in effect on the date hereof), and (iv) each of the following will be deemed to be materially adverse to the interests of the Commitment Parties and Lenders: (A) any change to, or waiver with respect to, the definition of “Company Material Adverse Effect” or “Outside Date” (each as defined in the Acquisition Agreement as in effect on the date hereof) or the “Lender Protective Provisions” contained in the Acquisition Agreement as in effect on the date hereof, (B) any amendment to or waiver of the condition precedent to the Tender Offer set forth in clause (f) of Annex I (Conditions to the Offer) of the Acquisition Agreement regarding the absence of any “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) and (C) any reduction of the Minimum Tender Condition (as defined in the Acquisition Agreement as in effect on the date hereof).

2. Each of the Borrower Refinancing and the Promissory Note Repayment (to the extent the Promissory Note remains outstanding on the Closing Date) either has been consummated or will be consummated substantially concurrently with the Initial Funding of the Facilities.

[8]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

Project Iconic – Exhibit D

3. Since the date of the Acquisition Agreement, there shall not have been any Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) or any event, condition, change, occurrence, development, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof).

4. The Commitment Parties will have received:

(a)

the (i) audited consolidated balance sheet and related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows of the Target as of the end of and for the fiscal year ending September 30, 2020, (ii) unaudited consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Target as of June 26, 2021 and for the nine (9) months then-ended and (iii) unaudited consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the business previously identified to us and code named “Slap” as of March 31, 2021 and for the three (3) months then-ended; provided that each Initial Commitment Party acknowledges and agrees that it has received, on behalf of the Commitment Parties, the financial statements specified under this clause (a) as of the date hereof; and

(b)

(i) if the Closing Date occurs after December 29, 2021, the audited consolidated balance sheet and related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows of the Target as of the end of and for the fiscal year ending September 30, 2021 and (ii) the unaudited consolidated balance sheet of the Target as of the end of each fiscal quarter and the related unaudited consolidated statements of operations and cash flows for such quarter (in each case, other than the fourth fiscal quarter of any fiscal year of the Target) ended after June 26, 2021 and at least 45 days prior to the Closing Date (excluding the fiscal quarter ending September 30, 2021), in each case, solely to the extent delivered to you pursuant to the terms of the Acquisition Agreement.

5. The Commitment Parties will have received the following (such credit agreements, intercreditor agreements, guarantees and security agreements, collectively, the “Facilities Documentation”), in each case executed and delivered by the Loan Parties and containing terms that are consistent in all respects with the provisions of the applicable Term Sheet and the applicable Documentation Principles and subject to the Certain Funds Provision:

(a)

with respect to the ABL Facility: (i) a credit agreement, (ii) a guarantee agreement, (iii) a U.S. security agreement pursuant to which the U.S. Loan Parties grant liens on the Collateral in favor of the ABL Administrative Agent for the ratable benefit of the ABL Lenders and the ABL Administrative Agent is authorized to file customary “all asset” UCC-1 financing statements with respect thereto, and (iv) a Canadian security agreement pursuant to which the Canadian Loan Parties grant liens on the Collateral in favor of the ABL Administrative Agent for the ratable benefit of the ABL Lenders and the ABL Administrative Agent is authorized to file customary “all asset” financing statements under the PPSA with respect thereto, in each case, executed by the Pre-Closing Loan Parties;

(b)

with respect to the First Lien Initial Term Facility: (i) a credit agreement, (ii) a guarantee agreement, (iii) a U.S. security agreement pursuant to which the U.S. Loan Parties grant liens on the Collateral in favor of the First Lien Administrative Agent for the ratable benefit of the First Lien Term Lenders and the First Lien Administrative Agent is authorized to

Project Iconic – Exhibit D

file customary “all asset” UCC-1 financing statements with respect thereto, and (iv) a Canadian security agreement pursuant to which the Canadian Loan Parties grant liens on the Collateral in favor of the First Lien Administrative Agent for the ratable benefit of the First Lien Term Lenders and the First Lien Administrative Agent is authorized to file customary “all asset” financing statements under the PPSA with respect thereto, in each case, executed by the Pre-Closing Loan Parties;

(c)

any certificated securities (which shall be delivered to the First Lien Administrative Agent) representing (i) equity of each Pre-Closing Loan Party (other than Holdings) and of the Pre-Closing Loan Parties’ subsidiaries to the extent constituting Collateral, with customary stock powers executed in blank; and

(d)	the Intercreditor Agreement (excluding, for the avoidance of doubt, execution and delivery thereof the ABL Administrative Agent and/or the First Lien Administrative Agent).

6. The Commitment Parties will have received the following (collectively, the “Closing Deliverables”) for the applicable Facility, in each case subject to the Certain Funds Provision and consistent in all respects with the applicable Documentation Principles:

(a)	legal opinions from your counsel in each jurisdiction where a Loan Party is organized with respect to the applicable Facility;

(b)

an officer’s certificate (with certification of organizational documents and appropriate authorizing consents and resolutions and satisfaction of the conditions in clauses 3 and 8 in this Exhibit D) and a customary incumbency certificate from officers of each of Holdings, the Borrower and each other Loan Party;

(c)

good standing certificates or applicable certificates of status/compliance (to the extent applicable) from the Secretary of State or such other office in the Loan Parties’ (excluding the Acquired Business’) respective jurisdictions of organization;

(d)	a solvency certificate substantially in the form attached as Annex I to this Conditions Annex from the chief financial officer or other officer with equivalent duties of the Borrower; and

(e)	a borrowing request, which may be delivered on or prior to the Closing Date.

7. With respect to the ABL Facility, delivery to the ABL Administrative Agent of a Borrowing Base Certificate; provided that if a field exam and/or inventory appraisal has not been completed prior to the Closing Date with respect to the Borrowing Base, such Borrowing Base Certificate may state that the Closing Borrowing Base applies (which statement will be deemed to satisfy this condition).

8. Subject to the Certain Funds Provision, the accuracy of the Acquisition Agreement Representations to the extent required by the Certain Funds Provisions and the accuracy of the Specified Representations in all material respects (or, in the case of any representation and warranty that is qualified as to “material,” “material adverse effect” or similar language, the accuracy thereof in all respects after giving effect to such qualifier).

Project Iconic – Exhibit D

9. The Initial Lenders will have received at least three Business Days (as defined in the Acquisition Agreement as in effect on the date hereof) prior to the Closing Date (a) all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case of clause (a) and (b), has been reasonably requested by the applicable Administrative Agent in writing at least ten Business Days (as defined in the Acquisition Agreement as in effect on the date hereof) prior to the Closing Date.

10. Payment of fees and expenses due to the Commitment Parties under the Commitment Papers, in the case of expenses and legal fees to the extent invoiced in reasonable detail at least three (3) business days prior to the Closing Date (except as otherwise reasonably agreed by you) and required to be paid on the Closing Date, it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of one or more Facilities.

11. The Closing Date shall occur no earlier than October 4, 2021.

* * *

Project Iconic – Exhibit D

CONFIDENTIAL	ANNEX I TO EXHIBIT D

Form of Solvency Certificate

Date: [        ,         ]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

Pursuant to Section [    ] of the Credit Agreement,9 the undersigned, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, immediately after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(a)	the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)

the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)

the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

* * *

[9]	Credit Agreement to be defined.

Project Iconic – Annex I to Exhibit E

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

[Borrower]

By:
Name:
Title: [Chief Financial Officer]

Project Iconic – Annex I to Exhibit E

CONFIDENTIAL	EXHIBIT E

Project Iconic

Select Definitions10

The Facilities Documentation will include definitions substantially consistent with the language set forth below, which may include additional add backs and exclusions as are agreed upon between you and the Commitment Parties, subject to the Documentation Principles.

“Account Debtor” means any Person obligated on an Account.

“Closing Date EBITDA” means $94.3 million (or such higher amount as the Borrower and the Lead Arrangers may agree on or before the Closing Date).

“Closing Date First Lien Net Leverage Ratio” means 4.65 to 1.00.

“Closing Date Secured Net Leverage Ratio” means 4.65 to 1.00.

“Closing Date Total Net Leverage Ratio” means 4.65 to 1.00.

“Comparable Financing” means any Indebtedness that is (a) in the form of term loans, (b) denominated in U.S. dollars and (c) secured by Liens on Collateral that rank pari passu in priority with the Liens that secure the First Lien Initial Term Facility.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, the Consolidated Net Income of such Person for such Test Period:

(a) increased, without duplication, by the following items (solely to the extent deducted (and not excluded) in calculating Consolidated Net Income, other than in respect of the proviso in clause (i) below and clauses (ii)(B), (xi), (xix), (xx) and (xxi) below) of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis:

(i) interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Restricted Subsidiary) in

[10]

All capitalized terms used but not defined in this exhibit have the meanings given to them (x) in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto or (y) in the Term Identified Precedent. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

Project Iconic – Exhibit E

connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, and (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property, (y) contingent obligations in respect of Indebtedness or (z) fees and expenses paid to the Administrative Agent (in its capacity as such and for its own account) pursuant to the Loan Documents and to the agents or trustees under other revolving or term loan debt facilities or Debt Securities, in each case, of the Borrower and its Restricted Subsidiaries and any permitted refinancing thereof; provided that any such interest expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements; plus

(ii) taxes based on gross receipts, income, profits or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated fund; plus

(iii) depreciation expense and amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets); plus

(iv) non-cash items (provided that, if any such non-cash item represents an accrual or reserve for potential cash items in any future period, then (x) the Borrower may determine not to add back such non-cash item in the current Test Period and (y) to the extent the Borrower decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period), including the following: (A) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (B) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (C) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) non-cash charges for deferred tax asset valuation allowances, (E) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) any non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments either existing or arising after the Closing Date, (G) all non-cash losses from Investments either existing or arising after the Closing Date recorded using the equity method, (H) the excess of IFRS rent expense over actual cash rent paid during such period due to the use of straight line rent for IFRS purposes and (I) any non-cash interest expense; plus

Project Iconic – Exhibit E

(v) unusual, extraordinary or non-recurring items; plus

(vi) charges, costs, losses, expenses or reserves related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under IFRS), consolidation, integration or other similar items, (B) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs which, for the avoidance of doubt, shall include implementation of operational and reporting systems and technology initiatives; strategic initiatives; systems establishment costs; systems conversion and integration costs; contract termination costs; costs to start-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, officers and facilities) including in connection with the Transactions and any Permitted Investment, any acquisition or other investment consummated prior to the Closing Date and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation, recruiting or retention, (F) public company registration, listing, compliance, reporting and related expenses, (G) litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general or any tax authority), including any fines or penalties imposed by any of the foregoing, (H) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business, and (I) expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses; plus

(vii) all (A) costs, fees and expenses relating to the Transactions, (B) costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clause (x) and (y), including transactions considered or proposed but not consummated), including Permitted Equity Issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating professional fees, costs and expenses; plus

(viii) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not a Loan Party or a Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not a Loan Party or a Restricted Subsidiary or (C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

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(ix) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements); plus

(x) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(xi) proceeds of business interruption insurance actually received; plus

(xii) minority interest expense consisting of income attributable to Equity Interests held by third parties in any non-wholly-owned Restricted Subsidiary; plus

(xiii) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement; plus

(xiv) expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs, holdbacks and contingent consideration obligations, bonuses and other compensation paid to employees, directors or consultants, and payments in respect of dissenting shares and purchase price adjustments, in each case, made in connection with a Permitted Investment or other transactions disclosed in the documents referred to in clause (xix) below; plus

(xv) any losses from disposed or discontinued operations; plus

(xvi) (A) any costs or expenses (including any payroll taxes) incurred by the Borrower or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of Holdings (or any Parent Entity, the Borrower and/or any Restricted Subsidiary); plus

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(xvii) [reserved]; plus

(xviii) the cumulative effect of a change in accounting principles; plus

(xix) addbacks included in and of the type reflected in (A) the Sponsor Model in connection with the Transactions or the quality of earnings report delivered to the Lead Arrangers prior to the date hereof in connection with the Transactions or (B) any quality of earnings report prepared by a nationally recognized accounting firm and furnished to the Administrative Agent, in connection with any Permitted Investment consummated after the Closing Date; plus

(xx) the amount of “run rate” cost savings, operating expense reductions and other cost synergies that are projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken before, on or after the Closing Date and no later than 18 months after the end of the applicable Test Period (which amounts will be determined by the Borrower in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; provided that, in the good faith judgment of the Borrower such cost savings are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed such determinations need not be made in compliance with Regulation S-X or other applicable securities law); plus

(xxi) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back; plus

(xxii) the amount of any contingent payments in connection with the licensing of intellectual property or other assets; plus

(xxiii) the amount of fees, expense reimbursements and indemnities paid to directors and/or members of advisory boards, including directors of Holdings or any other Parent Entity (but only to the extent such fees, expense reimbursements and indemnities are attributable to such Parent Entity’s direct or indirect ownership of Holdings and its Subsidiaries); plus

(xxiv) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization or such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

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(xxv) charitable contributions, including contributions related to any charitable foundations established by the Borrower in an aggregate amount not to exceed $1,000,000 in any Test Period; plus

(xxvi) payments in an amount not to exceed $10 million in any Test Period, made pursuant to (A) Existing Earnouts and Unfunded Holdbacks, (B) Earnouts and (C) Unfunded Holdbacks; plus

(xxvii) costs and expenses and any other negative impacts (other than lost or foregone revenue) directly or indirectly attributable to the COVID-19 (and subsequent mutations) pandemic and similar pandemics; and

(b) decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis (solely to the extent increasing Consolidated Net Income):

(i) any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain (provided that, if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, then such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); plus

(ii) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; plus

(iii) the excess of actual cash rent paid over rent expense during such period due to the use of straight-line rent for IFRS purposes; plus

(iv) the amount of any income or gain associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party; plus

(v) any net income from disposed or discontinued operations; plus

(vi) any unusual, extraordinary or non-recurring gains.

provided that, with respect to any Test Period, the aggregate amount of all items added back to [clause (a)(xx)][and clauses (a)(v) (to the extent of any cash items), (a)(vi) (to the extent of any cash items), (a)(xix) and (a)(xxvii)]11 above shall not exceed 25% of Consolidated Adjusted EBITDA (after giving effect to such adjustments) for such Test Period. Notwithstanding the foregoing, Consolidated Adjusted EBITDA, without including the adjustments set forth in clauses (a)(xix)(B) and (a)(xx) above, (a) for the fiscal quarter ended [September 30, 2020], will be deemed to be $[●], (b) for the fiscal quarter ended [December 31, 2020], will be deemed to be $[●], (c) for the fiscal quarter ended [March 31, 2021], will be

[11]

The first bracketed cross-reference is used for the First Lien Term Loan Documents and for the ABL Loan Documents, and the second bracketed cross-reference is used under the ABL documents only for purposes of calculating the Financial Covenant (to the extent required to be tested).

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deemed to be $[●], and (d) for the fiscal quarter ended [June 30, 2021], will be deemed to be $[●], as such amounts may be adjusted pursuant to clauses (a)(xix)(B) and (a)(xx) above and by other pro forma adjustments permitted by this Agreement (including as necessary to give Pro Forma Effect to any Specified Transaction).

“Consolidated Net Income” means, for any period, an amount equal to the net income (or loss) of the Borrower on a consolidated basis, for such period, but excluding (without duplication):

(a) (i) the income of any Person that is not the Borrower or a Restricted Subsidiary, provided that the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) actually paid in Cash or Cash Equivalents (or subsequently converted into Cash or Cash Equivalents) to the Borrower or any of its Restricted Subsidiaries by such Person during such period shall be included in Consolidated Net Income, and (ii) the loss of any Person that is not the Borrower or a Restricted Subsidiary;

(b) any gain or Charge with respect to (i) any Disposed, abandoned, closed, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the completion of the Disposition, abandonment, closure, divestiture and/or discontinuation of the operation thereof), including Charges with respect to consummating or effecting such Disposition, abandonment, closure, divestiture or discontinuation, and/or (ii) any Disposition (including asset retirement costs) outside the ordinary course of business;

(c) any gain or Charge attributable to the early extinguishment of Indebtedness and/or early termination of any Hedge Agreement, including any Charge with respect to any write-off or amortization of any deferred financing cost and/or premium paid;

(d) (i) any non-cash Charge arising from any employee benefit or management compensation plan, other non-cash compensation or the grant of stock, stock options, stock appreciation rights or other equity and equity based interests (including any profits interests), including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation right or other equity and equity based interest or the vesting thereof), (ii) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, long term incentive plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme that has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme and/or any other equity plan or agreement (including any deferred compensation arrangement) and (iii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of Holdings (or any other Parent Company), the Borrower and/or any Restricted Subsidiary, provided, in the case of clause (iii), that to the extent any such Charge is paid in Cash, such Charge shall have been funded with net cash proceeds contributed to the relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the relevant Person;

(e) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with IFRS or (ii) within 12 months after the closing of any acquisition or similar Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition or Investment in accordance with IFRS;

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(f) (i) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its subsidiaries) in component amounts required or permitted by IFRS (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof) resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or other Investment or recapitalization accounting or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, or the adoption or modification of, accounting principles or policies made during such period in accordance with IFRS which affect Consolidated Net Income (except that, if the Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);

(g) (i) any gain or Charge with respect to any extraordinary, nonrecurring or unusual item (as determined in good faith by the Borrower) or with respect to any single or “one-time” event (as determined in good faith by the Borrower), including in connection with (A) the closing, consolidation or reconfiguration of any facility, (B) “one-time” consulting costs, (C) “one-time” pension settlements or severance costs, (D) regulatory compliance project costs, including in respect of environmental remediation, and/or (E) any Charge related to startup costs and pre-opening losses incurred in connection with opening new facilities, and/or (ii) any Charge with respect to and/or payment of any actual or prospective legal settlement, penalty, fine, judgment or order;

(h) any Charge attributable to contingent or deferred payments in connection with the Acquisition or any other acquisition or similar Investment permitted hereunder (including earn-outs, non-compete payments, purchase price adjustments and similar obligations), and any adjustments with respect thereto;

(i) solely for the purpose of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into the Borrower or any of its Restricted Subsidiaries or the date that such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries;

(j) (i) any realized or unrealized gain or Charge in respect of (A) any obligation under any Hedge Agreement as determined in accordance with IFRS and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized net foreign currency translation or transaction gains or Charges (including any currency re-measurement of Indebtedness, any net gain or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and any gain or loss resulting from intercompany Indebtedness); provided that notwithstanding anything to the contrary herein, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

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(k) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(l) the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates);

(m) (i) any non-cash gain, excluding (A) any such gain in respect of which Cash was received in a prior period or will be received in a future period and (B) any such gain that represents reversal of Charges that reduced Consolidated Net Income or Consolidated Adjusted EBITDA in any prior period, or (ii) without limiting any addback pursuant to any other clause of this definition, any non-cash Charge (including (x) any impairment Charge, any bad debt expense, any write-off and/or write-down of assets, any amortization of goodwill, software or other intangible assets and any non-cash Charges arising from revaluation of inventory (including any impact of changes to inventory valuation policy methods) and (y) the excess of IFRS rent expense over actual cash rent paid during such period due to the use of straight line rent for IFRS purposes), but excluding (A) any such Charge representing depreciation of fixed assets and (B) any such Charge to the extent it represents an accrual of or a reserve for Cash expenditures in any future period;

(n) gains or Charges attributable to (i) returned surplus assets under any pension plan and/or (ii) postretirement benefits as a result of the application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715; and

(o) the amount of any Charge that is actually reimbursed by any Person (other than the Borrower or its Restricted Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or similar Investment or any Disposition permitted by this Agreement) or any insurance policy;

provided that, to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy received during such period by the Borrower and the Restricted Subsidiaries shall be included in the calculation of Consolidated Net Income.

“Earnouts” means all earn-out payment obligations or other contingent consideration payment obligations of the Borrower or any of its Restricted Subsidiaries incurred or accrued in connection with any Permitted Investment.

“Eligible Accounts Receivable” means, at any time, all Accounts due to any Loan Party arising from the sale of goods of the Loan Parties or the provision of services by one or more Loan Parties; provided that Eligible Accounts Receivable shall not include any Account (without duplication of any Reserves established in accordance with Section [ ] 12):

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

[12]	NTD: To correspond to the section of the ABL Credit Agreement governing Reserves and changes to Eligibility Criteria.

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(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) with respect to which more than 90 days have elapsed from the original invoice date thereof, which is more than 60 days past due after the original due date, or of which the due date is more than 90 days after the original invoice date;

(d) which is owing by an Account Debtor for which 50.0% or more of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (b) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 25.0% (or (x) in the case of any Account Debtor whose (or, solely in the case of Amazon Robotics, whose direct or indirect parent’s) securities or corporate credit are rated investment grade by either Moody’s and S&P, 35.0% if such Account Debtor is listed on Schedule [        ] or otherwise approved by the Administrative Agent in its Permitted Discretion or (y) such higher percentage as the Administrative Agent may establish from time to time in its Permitted Discretion) of the aggregate Eligible Accounts Receivable;

(f) which does not conform in all material respects to the representations and warranties in respect of Accounts contained in this Agreement or in the Security Agreement;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) represents a progress billing, (iii) is contingent upon the Loan Parties’ completion of any further performance, (iv) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (v) relates to payments of interest, fees or late charges (but any resulting ineligibility shall be limited to the extent of such payments), (vi) is not invoiced or evidenced by other documentation reasonably satisfactory to the Administrative Agent (in its Permitted Discretion) which has been sent to the Account Debtor or which is a duplicate invoice or (vii) relates to a sale to a Person for personal, family or household purposes;

(h) for which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy or insolvency laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business, unless, in the case of clauses (h)(iii) through (h)(vi) above, such Account Debtor has caused the issuance of a letter of credit in favor of the applicable Loan Party fully securing the payment of such Account, which letter of credit is reasonably satisfactory to the Administrative Agent;

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(k) which is owed by any Account Debtor which has sold all or substantially all of its assets, unless such Account Debtor has caused the issuance of a letter of credit in favor of the applicable Loan Party fully securing the payment of such Account, which letter of credit is reasonably satisfactory to the Administrative Agent;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S. or Canada or any state or province thereof unless, in any case, such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(m) which is owed in any currency other than U.S. Dollars or solely with respect to any Canadian Loan Party, Canadian dollars;

(n) Accounts in an aggregate amount exceeding $1,000,000 which are owed by (i) the government (or any department, agency, public corporation or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent and, if requested by the Administrative Agent, which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), has been complied with;

(o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, including for exclusivity contract payments (but only to the extent of such indebtedness) or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case only to the extent thereof;

(r) which is subject to any chargeback, counterclaim, deduction, defense, setoff, rebate paid or to be paid or dispute notice of which is provided to the Borrower or any of its Subsidiaries but only to the extent of any such counterclaim, deduction, defense, setoff, rebate or dispute;

(s) which is evidenced by any promissory note, chattel paper or instrument;

(t) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

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(u) with respect to which a Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business (but only to the extent of any such reduction), or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(x) which was created on cash on delivery terms; or

(y) except as expressly provided herein with respect to the Closing Date Borrowing Base, any Account with respect to which the Administrative Agent shall not have received or prepared a Report in respect of such Account, which Report shows results reasonably satisfactory to the Administrative Agent.

In the event that an Account of a Loan Party which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate (it being agreed that exclusion of such Account from the Borrowing Base at such time shall constitute notice). In determining the amount of an Eligible Account of a Loan Party, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Eligible Inventory” means, at any time, all Inventory of the Loan Parties; provided that Eligible Inventory shall not include any Inventory (without duplication of any Reserves established in accordance with Section [ ]13):

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

[13]	NTD: To correspond to the section of the ABL Credit Agreement governing Reserves and changes to Eligibility Criteria.

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(c) which is, in the Administrative Agent’s opinion, unmerchantable, damaged, defective, obsolete, slow-moving, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) which does not conform in all material respects to the representations and warranties in respect of Inventory contained in this Agreement or the Security Agreement or which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or raw materials or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or Canada or is in transit with a common carrier from vendors or suppliers (other than Inventory in-transit between locations of any Loan Party) in the U.S. or Canada;

(h) which is located at any location leased by a Loan Party, unless (A)(i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement as to such location or (ii) a Landlord Lien Reserve with respect to such location has been established in accordance with Section [ ]14 and (B) at least $250,000 of Inventory of the Loan Parties is located in such location;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) a Landlord Lien Reserve has been established in accordance with Section [ ]15) and (B) at least $250,000 of Inventory of the Loan Parties is located in such third party warehouse or in the possession of such bailee;

(j) which is being processed offsite by a third party at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by any Loan Party as consignor or consignee;

(m) which is perishable;

[14]	NTD: To correspond to the section of the ABL Credit Agreement governing Reserves and changes to Eligibility Criteria.
[15]	NTD: To correspond to the section of the ABL Credit Agreement governing Reserves and changes to Eligibility Criteria.

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(n) it is the subject of a bill of lading or other document of title;

(o) which contains or bears any company-specific labels, branded ticks, or intellectual property rights licensed to any Loan Party pursuant to a license with any Person other than a Loan Party unless the Administrative Agent is satisfied (including, if applicable, via satisfactory customer contracts of the applicable Loan Parties with applicable Account Debtors) it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(p) which is not reflected in a current perpetual inventory report of the Borrower and its Subsidiaries;

(q) for which reclamation rights have been asserted by the seller;

(r) which has been acquired from a Sanctioned Person; or

(s) except as expressly provided herein with respect to the Closing Date Borrowing Base, any Inventory with respect to which the Administrative Agent shall not have received or prepared a Report in respect of such Inventory, which Report shows results reasonably satisfactory to the Administrative Agent.

In the event that Inventory of a Loan Party which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate (it being agreed that exclusion of such Inventory from the Borrowing Base at such time shall constitute notice).

“Excluded Assets” means, collectively:

1. any lease, license, franchise, charter, authorization, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder, and any other assets if and to the extent that a security interest (i) (A) is prohibited by or in violation of any law, rule or regulation applicable to such Loan Party or (B) requires any governmental or unaffiliated third party consent that has not been obtained, (ii) in the case of any such lease, license, franchise, charter, authorization, contract or agreement, is prohibited by or in violation of the terms of any such lease, license, franchise, charter, authorization, contract or agreement or (iii) reasonably would be expected to result in adverse tax consequences to any Loan Party (or its affiliates) as reasonably determined by the Borrower; in each case after giving effect to the applicable anti-assignment provisions of the UCC, PPSA and other applicable laws, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC, PPSA or other applicable laws notwithstanding such prohibition; provided, solely with respect to Canadian Loan Parties, if during such time that any lease, license, franchise, charter, authorization, contract or agreement constitutes Excluded Assets, the security interests and/or hypothecs granted to the Administrative Agent in the Collateral become enforceable, the Borrower and Guarantors shall hold such lease, license, franchise, charter, authorization, contract or agreement in trust for the Administrative Agent and shall perform their obligations and exercise and enforce their rights under such lease, license or other agreement, including rights of disposition, at the direction of the Administrative Agent;

Project Iconic – Exhibit E

2. equity interests in (i) unrestricted subsidiaries and (ii) joint ventures or any non-wholly owned subsidiaries, in each case to the extent not permitted by the terms of such person’s organizational or joint venture documents or relevant equityholders agreement or requires an unaffiliated third party consent thereunder (including any directors’ resolution where unaffiliated directors constitute a majority of such board of directors), in each case, after giving effect to the applicable anti-assignment provisions of the UCC, PPSA and other applicable laws;

3. more than 65% of the voting capital stock and 100% of the non-voting capital stock of any Foreign Subsidiary or FSHCO;

4. margin stock (within the meaning of Regulation U) (including all shares of Target acquired in the Tender Offer (and issued by the Target after giving effect to the Merger) unless, and until such time as, such shares cease to constitute “margin stock” under Regulation U);

5. any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or to an “amendment to allege use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

6. (i) any leasehold interest (including any ground lease interest) in real property, (ii) any fee interest in owned real property that is not Material Real Property, and (iii) any fixtures affixed to any real property to the extent (A) such real property does not constitute Collateral and/or (B) such real property is not otherwise an Excluded Asset and a security interest in such fixtures may not be perfected by a UCC-1 or PPSA financing statement (as applicable) in the jurisdiction of organization of the applicable Loan Party;

7. motor vehicles, airplanes and any other assets subject to certificates of title or which constitute “serial numbered goods” under the PPSA;

8. farm products, as extracted collateral, manufactured homes, health care insurance receivables, timber to be cut or aircraft engines, satellites, ships or railroad rolling stock;

9. commercial tort claims below a dollar amount consistent with the Documentation Principles;

10. consumer goods, as defined in the PPSA;

11. assets to the extent a security interest in such assets would result in a material adverse tax consequence as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent; and

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12. any property or assets of any Target Loan Party from the Closing Date through the Acquisition Date[;

provided that no asset that is included in the Borrowing Base shall constitute an Excluded Asset].16

“Excluded Facility” means any Indebtedness that either (a) is not a Comparable Financing or (b) is a Comparable Financing and (i) is incurred on or after the date that is twelve months after the initial funding of the First Lien Initial Term Loans, (ii) is in an original aggregate principal amount less than the greater of 50% of Closing Date EBITDA and 50% of TTM Consolidated Adjusted EBITDA, (iii) is incurred in connection with any Permitted Investment, (iv) is incurred under the Ratio Amount or (v) has a maturity date that is more than one year later than the Latest Maturity Date for the First Lien Initial Term Loans.

“Excluded Subsidiaries” means any direct or indirect Subsidiary of the Borrower that (i) is a Foreign Subsidiary, (ii) is an “unrestricted subsidiary”, (iii) is a captive insurance company, (iv) is a not-for-profit entity, (v) is a special purpose entity, including for permitted securitization facilities, (vi) is immaterial (subject to thresholds to be agreed in accordance with the Documentation Principles), (vii) is a FSHCO, (viii) is a subsidiary of a Foreign Subsidiary, (ix) if such subsidiary guaranteed the obligations under the Facilities, material adverse tax consequences to Holdings, any direct or indirect parent company of Holdings, the Borrower or any of its restricted subsidiaries would reasonably be expected to result (as reasonably determined by the Borrower), or (x) if such subsidiary guaranteed the obligations under the Facilities, the cost of such guarantee would be excessive relative to the expected benefits to be obtained by the Lenders and other secured parties from such guarantee (as reasonably determined by the Borrower in good faith); in each case of this definition, unless such Subsidiary is designated as a Guarantor pursuant to the definition of “Guarantors”.

“Fixed Incremental Amount” means the sum of (a) the greater of (i) 100% of Closing Date EBITDA and (ii) 100% of TTM Consolidated Adjusted EBITDA, plus (b) the aggregate principal amount of voluntary prepayments, redemptions and repurchases (including amounts paid pursuant to “yank-a-bank” provisions (to the extent retired and not assigned) with credit given to the amount actually paid in cash, if acquired below par) of First Lien Term Loans, loans under a revolving facility secured on a pari passu basis with the ABL Facility (with a corresponding permanent commitment reduction, whether or not offered to all lenders thereunder), obligations that are secured on a pari passu basis with the First Lien Initial Term Facility, in each case, except to the extent such prepayments were funded with the proceeds of long-term indebtedness of a Loan Party, minus (d) the sum of (i) incremental facilities incurred and then outstanding in reliance on the Fixed Incremental Amount under the Loan Documents (but without duplication of any such facilities that are included in the determination of incurrence capacity under the Incremental Facilities Cap pursuant to the Section [2.22(a)])17 and (ii) Incremental Equivalent Debt incurred and then outstanding in reliance on the Fixed Incremental Amount.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of any state of the United States of America or the District of Columbia or the federal laws of Canada or any province or territory of Canada.

[16]	NTD: proviso to be included in the Facilities Documentation for the ABL Facility.
[17]

To refer to such section in the Term Identified Precedent that states that the aggregate outstanding principal amount of Incremental Facilities then outstanding, together with the aggregate principal amount incurred under Incremental Facilities and Incremental Equivalent Debt then outstanding, shall not exceed the Incremental Facilities Cap

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“Incremental Facilities Cap” means, as of the applicable date of determination, the sum of the Fixed Incremental Amount and the Ratio Amount.

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness (including principal or premium) of such Person in respect of borrowed money, any Debt Securities, any indebtedness evidenced by loan agreements or similar instruments, any letters of credit or banker’s acceptances (or, without double counting, reimbursement agreements in respect thereof), and any Capitalized Lease Obligations or the balance deferred and unpaid of the purchase price of any property (other than (i) trade payables and (ii) earn outs and similar obligations, except in the case of this subclause (ii) to the extent due and payable but not paid); (b) (i) to the extent not otherwise included, any guarantee obligation by such Person of the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business and (ii) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien (other than a Permitted Lien) on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (ii) will be the lesser of the fair market value of such property at such date of determination and the amount of Indebtedness so secured; (c) net obligations of such Person under any Hedge Agreement to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with IFRS; and (d) all obligations of such Person in respect of Disqualified Equity Interests; provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include (1) contingent obligations incurred in the ordinary course of business in respect of surety bonds, performance bonds and similar instruments, (2) Permitted Liens, (3) unsecured intercompany loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms (such loans and advances, “Short Term Advances”)), and (4) Indebtedness of any direct or indirect Parent Company appearing on the balance sheet of such Person solely by reason of push down accounting under IFRS. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Inside Maturity Exception” means any Indebtedness in the form of term loans that is designated by the Borrower as being incurred pursuant to this provision; provided that all such Indebtedness so designated (a) either (i) is a customary extendable bridge facility or (ii) has been placed in escrow pending a transaction and is subject to a special mandatory prepayment out of such escrow, (b) in the aggregate is in an original aggregate principal amount that does not exceed the greater of 50% of Closing Date EBITDA and 50% of TTM Consolidated Adjusted EBITDA measured on a Pro Forma Basis or (c) is incurred under, or is reclassified to, the Ratio Amount.

“Existing Earnouts and Unfunded Holdbacks” means (a) all earn-out payment obligations or other contingent consideration payment obligations of the Borrower and its Restricted Subsidiaries (including the Acquired Business) as of the Closing Date related to acquisitions and investments consummated (or for which the applicable acquisition or investment agreement had been executed) prior to the Closing Date and (b) with respect to any acquisition or investment consummated prior to the Closing Date, all purchase price holdbacks (not deposited in an escrow account) and similar consideration, whether or not contingent, that is not due and payable to the sellers (or similar counterparty or beneficiary) in such acquisition or investment as of the Closing Date.

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“Permitted Ratio Debt” means Indebtedness; provided that, at the time of incurrence thereof:

(a)	immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness:

(i)

in the case of any Pari Passu Lien Debt, the First Lien Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date First Lien Net Leverage Ratio or (B) if incurred in connection with a Permitted Investment, the First Lien Net Leverage Ratio immediately prior to such incurrence, or;

(ii)	in the case of any Junior Lien Debt, either:

(1)

the Secured Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date Secured Net Leverage Ratio plus 0.25 to 1.00 or (B) if incurred in connection with a Permitted Investment, the Secured Net Leverage Ratio immediately prior to such incurrence, or

(2)

the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (I) 2.00 to 1.00 or (II) if incurred in connection with a Permitted Investment the Interest Coverage Ratio immediately prior to such incurrence; or

(iii)	in the case of any Indebtedness that is (x) secured by a Lien on assets that are not Collateral or (y) unsecured, either:

(1)

the Total Net Leverage Ratio for the applicable Test Period is equal to or less than (I) the Closing Date Total Net Leverage Ratio plus 0.75 to 1.00 or (II) if incurred in connection with a Permitted Investment, the Total Net Leverage Ratio immediately prior to such incurrence, or

(2)

the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (I) 2.00 to 1.00 or (II) if incurred in connection with a Permitted Investment, the Interest Coverage Ratio immediately prior to such incurrence;

in each case, after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which internal financial statements are available (but excluding cash proceeds to the Borrower of any such Indebtedness for cash netting purposes in accordance with Section [1.09(c)] 18); and

(b)

if such Indebtedness is Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Permitted Ratio Debt has become party to, or is otherwise subject to the provisions of, (i) if such Permitted Ratio Debt is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement or (ii) if such Permitted Ratio Debt is Junior Lien Debt, a Junior Lien Intercreditor Agreement; and

[18]	NTD: To refer to the interpretive provisions on cash netting set forth in such section in the Term Identified Precedent.

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(c)	such Permitted Ratio Debt shall be subject to the requirements of [Section 2.22(a)(vi) through (ix)][19] as if such Permitted Ratio Debt were an Incremental Facility.

Permitted Ratio Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Ratio Amount” means an aggregate principal amount of any Indebtedness that is incurred pursuant to clause (a) of the “Permitted Ratio Debt” definition.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal quarter or fiscal year in such period are available (and have been delivered to the Administrative Agent) or, in the case of the Financial Covenant, are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (other than for the fourth fiscal quarter of any fiscal year) (which may also be internal financial statements that have been delivered to the Administrative Agent except (i) to the extent this Agreement otherwise expressly states that the Test Period is specified in a Compliance Certificate, in which case such financial statements shall have been delivered pursuant to Section 6.01(a) or (b) for the Test Period set forth in such Compliance Certificate or (ii) for purposes of the Financial Covenant. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31st Test Period” of a particular year refers to the period of four consecutive fiscal quarters of the Borrower ended on December 31st of such year), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means an amount equal to the greater of 15% of Closing Date EBITDA and 15% of TTM Consolidated Adjusted EBITDA.

“Unfunded Holdbacks” means, with respect to any Permitted Investment, all purchase price holdbacks (not deposited in an escrow account) and similar consideration, whether or not contingent, that is not due and payable to the sellers (or similar counterparty or beneficiary) in such Permitted Investment transaction as of the date of consummation thereof, but instead is (or may become) due and payable only after such date of consummation.

* * *

[19]

NTD: To correspond to the subsections in Section 2.22 of the Term Identified Precedent regarding maturity, weighted average life, mandatory prepayment and guarantee/security restrictions applicable to Incremental Facilities.

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